UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ADVANCE AUTO PARTS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ADVANCE AUTO PARTS, INC.
5008 AIRPORT ROAD
ROANOKE, VIRGINIA 24012
______________

 NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
May 18, 2016
_____________

It is my pleasure to invite you to attend the 2016 Annual Meeting of the Stockholders (the "Annual Meeting") of Advance Auto Parts, Inc. (the "Company"), a Delaware corporation, on Wednesday, May 18, 2016 at 8:30 a.m. Eastern Daylight Time (EDT).  The meeting will be held at the Advance Auto Parts Store Support Center, University Building, 4709 Hargrove Road, Raleigh, North Carolina 27616.

At the Annual Meeting, stockholders will vote on the following matters, which are further described in the attached proxy statement (the "Proxy Statement"):

1.	Election of the ten nominees named in the Proxy Statement to the Board of Directors to serve until the 2017 annual meeting of stockholders;

2.Advisory vote to approve the compensation of the Company’s named executive officers;

3.	Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016;

4.	Approval of a proposal to amend the Company's Certificate of Incorporation to eliminate the one year holding period requirement for stockholders to call a special meeting;

5.	Advisory vote on a stockholder proposal, if presented at our Annual Meeting, regarding the ability of stockholders to act by written consent; and

6.	Action upon such other matters, if any, as may properly come before the meeting.

The Board of Directors recommends a vote FOR Proposal Nos. 1 through 4 and AGAINST Proposal No. 5. Immediately following the Annual Meeting, the size of the Board, which currently consists of fifteen directors, will be reduced to ten. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

The Board of Directors set March 23, 2016 as the Record Date.  Only holders of record of our common stock at the close of business on that day are entitled to vote at our Annual Meeting or any adjournment of our Annual Meeting.

We invite you to attend our Annual Meeting and vote.  We urge you, after reading the Proxy Statement, to sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope or vote your proxy by Internet or telephone by following the instructions on the form of proxy.  If you attend our Annual Meeting, you may vote in person, even if you previously voted by proxy.
By order of the Board of Directors,
Tammy Moss Finley
Executive Vice President, Human Resources,
General Counsel and Corporate Secretary
Roanoke, Virginia
April 7, 2016

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING AND VOTING	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	7

Nominees for Election to Our Board	7

CORPORATE GOVERNANCE	12

MEETINGS AND COMMITTEES OF THE BOARD	16

DIRECTOR COMPENSATION	18

COMPENSATION COMMITTEE REPORT	21

COMPENSATION DISCUSSION AND ANALYSIS	21

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION	36

Summary Compensation Table	36

2015 Grants of Plan-Based Awards Table	38

Outstanding Equity Awards at 2015 Fiscal Year-End Table	40

2015 Option Exercises and Stock Vested Table	42

2015 Non-Qualified Deferred Compensation Table	42

Potential Payments Upon Termination of Employment or Change in Control Table	43

PROPOSAL NO. 2 STOCKHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS	45

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS	46

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS	49

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	50

EQUITY COMPENSATION PLAN INFORMATION TABLE	50

PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016	51

AUDIT COMMITTEE REPORT	52

PROPOSAL NO. 4 APPROVAL OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO ELIMINATE THE ONE YEAR HOLDING PERIOD FOR STOCKHHOLDERS TO CALL A SPECIAL MEETING	53

PROPOSAL NO. 5 STOCKHOLDER ADVISORY VOTE ON A STOCKHOLDER PROPOSAL	55

OTHER MATTERS	58

______________

ADVANCE AUTO PARTS, INC.
PROXY STATEMENT
FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
______________

ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding Availability of Proxy Materials for Stockholder Meeting to be Held on May 18, 2016.

This Proxy Statement and the 2015 annual report to stockholders are available on our Internet website at www.AdvanceAutoParts.com.

What is the purpose of the Annual Meeting?

At our Annual Meeting, the stockholders will act upon the matters outlined in the Notice of Meeting on the first page of this Proxy Statement, including the election of the ten nominees named below as directors, an advisory vote to approve the compensation of our named executive officers, ratification of our independent registered public accounting firm (the "independent auditors"), approval of a proposal to amend the Company's Certificate of Incorporation to eliminate the one year holding requirement for stockholders to call a special meeting and an advisory vote on a stockholder proposal, if presented at the Annual Meeting, regarding the ability of stockholders to act by written consent. This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting.  This Proxy Statement and form of proxy were first mailed to stockholders on or about April 7, 2016.

When and where will the Meeting be held?

The 2016 Annual Meeting will be held on Wednesday, May 18, 2016 at 8:30 a.m. (EDT), at the Advance Auto Parts Store Support Center University Building located at 4709 Hargrove Road, Raleigh, North Carolina 27616.   Our Store Support Center is accessible to persons with disabilities.  If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Who is soliciting my vote?

Our Board of Directors ("Board") is soliciting your proxy to vote at the Annual Meeting.

Will a proxy solicitor be used?

Yes, we have engaged Okapi Partners LLC ("Okapi Partners") to assist in the solicitation of proxies for the Annual Meeting and we estimate we will pay Okapi Partners a fee of approximately $15,000. We have also agreed to reimburse Okapi Partners for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Okapi Partners against certain losses, costs and expenses.

What will I be voting on?

At the Annual Meeting, stockholders will vote on the following matters:

1.	The election of the following ten nominees to the Board to serve until the 2017 annual meeting of stockholders:

• John F. Bergstrom	• Adriana Karaboutis
• John C. Brouillard	• Eugene I. Lee, Jr.
• Brad W. Buss	• William S. Oglesby
• Fiona P. Dias	• Reuben E. Slone
• John F. Ferraro	• Jeffrey C. Smith

Immediately following the 2016 Annual Meeting, the size of the Board will be reduced from fifteen to ten.

2.	Advisory vote to approve the compensation of the Company’s named executive officers;

3.	Ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for 2016;

4.	Approval of amendment of the Company's Certificate of Incorporation to eliminate the one year holding period requirement for stockholders to call a special meeting;

5.	Advisory vote on a stockholder proposal, if presented at our Annual Meeting, regarding the ability of stockholders to act by written consent; and

6.	Such other matters, if any, as may properly come before the meeting.

What are the voting recommendations of the Board?

The Board recommends the following votes:

1.	FOR the election of each of the ten director nominees to the Board ("Proposal No. 1");

2.	FOR the advisory vote on the approval of the compensation of the Company’s named executive officers ("Proposal No. 2");

3.	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2016 ("Proposal No. 3");

4.	FOR the approval of an amendment of the Company's Certificate of Incorporation to eliminate the one year holding period requirement for stockholders to call a special meeting ("Proposal No. 4"); and

5.	AGAINST the advisory stockholder proposal regarding the ability of stockholders to act by written consent, if presented at our Annual Meeting ("Proposal No. 5").

Will any other matters be voted on?

The Board does not intend to present any other matters at the Annual Meeting.  We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting.  If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to Tammy M. Finley and Michael A. Norona as proxies, with full power of substitution ("Proxies"), to vote on such matters in their discretion in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record as of the close of business on March 23, 2016 (the "Record Date") are entitled to vote at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of Company common stock that you owned at the close of business on the Record Date.  You are not entitled to cumulate your votes.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a broker or bank rather than directly in their own names.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares.  As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record.  Your bank or broker has enclosed a voting instruction card to provide you directions for how to vote your shares.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	By Internet at www.proxyvote.com;

•	By toll-free telephone at 1-800-690-6903;

•	By completing and mailing your proxy card; or

•	By written ballot at the Annual Meeting.

If you vote by Internet or telephone, your vote must be received by 11:59 P.M. (EDT) on May 17, 2016, the day before the Annual Meeting.  Your shares will be voted as you indicate.  If you sign and return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR Proposal Nos. 1 through 4 and AGAINST Proposal No. 5.

If your shares are held in street name, you should follow the voting directions provided by your bank or broker.  You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker.  If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed.  AS A RESULT OF THE NEW YORK STOCK EXCHANGE’S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO ANY PROPOSAL, EXCEPT FOR PROPOSAL NO. 3, UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.

We will distribute written ballots at the Annual Meeting to any stockholder who wants to vote.  If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the Annual Meeting.

Can I change my vote or revoke my proxy?

Yes.  If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	Entering a new vote by Internet or telephone by 11:59 P.M. (EDT) on May 17, 2016;

•	Returning a later-dated proxy card;

•
Sending written notice of revocation to Tammy M. Finley, Executive Vice President, Human Resources, General Counsel, and Corporate Secretary at the Company’s address of record, which is 5008 Airport Road, Roanoke, VA 24012; or

•	Completing a written ballot at the Annual Meeting.

If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.

Is my vote confidential?

It is the policy of the Company that all proxies, ballots, voting instructions and tabulations that identify the vote of a stockholder will be kept confidential from the Company, its directors, officers and employees until after the final vote is tabulated and announced, except in limited circumstances, including: any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company and when written comments by a stockholder appear on a proxy card or other voting material.

How are votes counted?

Votes are counted by inspectors of election designated by the corporate secretary.

Who pays for soliciting proxies?

We will pay for the cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the Annual Meeting, including the fees of Okapi Partners. We may request banks and brokers to solicit their customers, on whose behalf such banks and brokers hold our common stock in street name.  We will reimburse these banks and brokers for their reasonable out-of-pocket expenses for these solicitations.  We will pay no additional compensation to our officers, directors or employees for these activities.

What is the quorum requirement of the Annual Meeting?

A majority of the outstanding shares of our common stock on the Record Date, represented in person or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting.  If you vote, your shares will be part of the quorum.  Abstentions, including those recorded by brokers holding their customers’ shares, and broker non-votes will be counted in determining the quorum.  On the Record Date, there were [●] shares outstanding and [●]stockholders of record.  A majority of our common stock, or [●] shares, will constitute a quorum. A majority of the shares present at the Annual Meeting may adjourn the meeting even if the number of shares present do not constitute a quorum.

What are broker non-votes?

Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker.

If that happens, the bank or broker may vote those shares only on matters as permitted by The New York Stock Exchange.  The New York Stock Exchange prohibits banks and brokers from voting uninstructed shares in, among other things, the election of directors and matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to any Proposal presented for consideration in this Proxy Statement except for Proposal No. 3 unless they receive voting instructions from the beneficial owners.  Broker non-votes are not treated as votes cast under Delaware law.

What vote is required to approve each proposal?

Proposal No. 1.  For the election of directors, the ten nominees for director will be elected if they receive a majority of the votes cast at the Annual Meeting for the election of directors.  For purposes of the election of directors, a majority of votes cast means that the number of shares voted "for" a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election, and votes cast include votes to withhold authority and exclude abstentions and broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the proposal.

Proposal No. 2.  For the advisory vote to approve the compensation of the Company’s named executive officers, the vote is non-binding and, therefore, no specific vote is required to approve the proposal.  However, the Board and the Compensation Committee will review the voting results and consider them in making future decisions about executive compensation programs.

Proposal No. 3. Ratification of our independent registered public accounting firm requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented by proxy, and entitled to vote at the Annual Meeting.  Abstentions count as votes cast and have the effect of a vote against the proposal.  The number of votes cast excludes broker non-votes, and broker non-votes will have no effect on the outcome of the proposal.

Proposal No. 4. For the approval of an amendment to the Company's Certificate of Incorporation, the affirmative vote by more than 50 percent of the Company's outstanding shares of common stock eligible to vote are required. Abstentions and broker non-votes have the effect of a vote against the proposal.

Proposal No. 5. For the advisory vote on the stockholder proposal regarding the ability of stockholders to act by written consent, the vote is non-binding and, therefore, no specific vote is required to approve this proposal.

Who can attend the Annual Meeting?

Only Advance Auto Parts stockholders as of the close of business on the Record Date may attend the Annual Meeting.

What do I need to do to attend the Annual Meeting?

If you are a stockholder of record, your proxy card is your admission ticket to the Annual Meeting.  If you own shares in street name, you will need to ask your broker or bank for an admission ticket in the form of a legal proxy.  You will need to bring the legal proxy with you to the Annual Meeting along with valid picture identification.  If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the Annual Meeting.  We can use your statement to verify your ownership of our common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy.

What does it mean if I get more than one proxy card?

It means you own shares in more than one account.  You should vote the shares on each of your proxy cards.

How can I consolidate multiple accounts registered in variations of the same name?

If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address.  You may do this by contacting our transfer agent, Computershare, toll-free at (866) 865-6327 or at P.O. Box 30170, College Station, TX 77842, Attention: Shareholder Correspondence.

I own my shares indirectly through my broker, bank or other nominee, and I receive multiple copies of the annual report, proxy statement and other mailings because more than one person in my household is a beneficial owner.  How can I change the number of copies of these mailings that are sent to my household?

If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank or other nominee.  Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can.  If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank or other nominee.

I own my shares directly as a registered owner of Company stock and so do other members of my family living in my household.  How can I change the number of copies of the annual report and proxy statement being delivered to my household?

Family members living in the same household generally receive only one copy per household of the annual report, proxy statement and most other mailings.  The only item which is separately mailed for each registered stockholder or account is a proxy card.  If you wish to start receiving separate copies in your name, apart from others in your household, you must contact Computershare toll-free at (866) 865-6327 or at P.O. Box 30170, College Station, TX 77842, Attention: Shareholder Correspondence, and request that action.  Within 30 days after your request is received we will start sending you separate mailings.  If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate the duplications, please also contact Computershare and request that action.  That request must be made by each person in the household entitled to receive the materials.

Multiple stockholders live in my household and together we received only one copy of this year’s annual report and Proxy Statement.  How can I obtain my own separate copy of those documents for the Annual Meeting in May?

You may pick up copies in person at the Annual Meeting or download them from our Internet website, www.AdvanceAutoParts.com (click on the homepage link to 2016 Annual Meeting materials).  If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee.  If you want copies mailed to you and you are a stockholder of record, we will promptly mail additional copies to you, at no charge, if you request them from our corporate office by phone at (919) 573-3826 or by mail to 2635 East Millbrook Road, Raleigh, NC  27604, Attention: Investor Relations.  We cannot guarantee you will receive mailed copies before the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and publish final results in a Report on Form 8-K within four business days following the Annual Meeting.

What is the deadline for consideration of stockholder proposals or director nominations for the 2017 annual meeting of stockholders?

If you are a stockholder and you want to present a proposal at the 2017 annual meeting and have it included in our proxy statement for that meeting, you must submit the proposal in writing at our offices at 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary, on or before December 9, 2016.  Applicable Securities and Exchange Commission ("SEC") rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

If you want to present a proposal at the 2017 annual meeting (other than pursuant to SEC rules and regulations) or to nominate a person for election as a director, you must comply with the requirements set forth in our by-laws.  Our by-laws require, among other things, that our corporate secretary receive written notice from the stockholder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  Therefore, we must receive notice of such proposal no earlier than December 20, 2016, and no later than January 19, 2017.  The notice must contain the information required by our by-laws.  You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary.  Our by-laws are also available on our website at www.AdvanceAutoParts.com.  Our Chair or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, you will vote to elect as directors the ten nominees listed below to serve until our 2017 Annual Meeting of stockholders or until their respective successors are elected and qualified.  Our Board has nominated John F. Bergstrom, John C. Brouillard, Brad W. Buss, Fiona P. Dias, John F. Ferraro, Adriana Karaboutis, Eugene I. Lee, Jr., William S. Oglesby, Reuben E. Slone and Jeffrey C. Smith for election as directors.  All of the nominees are current members of our Board.  Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected.  None of the nominees to our Board has any family relationship with any other nominee or with any of our executive officers.  Our Board currently consists of 15 directors. J. Paul Raines, Gilbert T. Ray, Carlos A. Saladrigas, O. Temple Sloan III and Jimmie L. Wade, who are current directors, were not nominated for re-election and will retire from the Board at the end of their current terms immediately following the 2016 Annual Meeting. At that time, the size of our Board will be reduced to ten directors. In the normal course of its deliberations, our Board may decide at a later time to add one or more directors who possess skills and experience that may be beneficial to our Board and our Company.

The persons named as Proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies FOR the election of the nominees named above.  If one or more of the nominees are unable to serve, or will not serve, the persons named as Proxies may vote for the election of any substitute nominees that our Board may propose.  The persons named as Proxies may not vote for a greater number of persons than the number of nominees named above. Our by-laws provide that a nominee for director in an uncontested election must receive a majority of the votes cast at the Annual Meeting for the election of that director in order to be elected. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the Annual Meeting, the director is expected to tender his or her resignation from the Board contingent on acceptance of such resignation by the Board.

Nominees for Election to Our Board

The following table provides information about our nominees for director as of the Record Date, March 23, 2016.

Name	Age	Position
John F. Bergstrom(2)	69	Director
John C. Brouillard	67	Executive Chairman
Brad W. Buss(1)(3)	52	Director
Fiona P. Dias(2)	50	Director
John F. Ferraro(1)(4)	60	Lead Independent Director
Adriana Karaboutis(1)	53	Director
Eugene I. Lee, Jr.(2)(3)	54	Director
William S. Oglesby(3)	56	Director
Reuben E. Slone(1)(3)	53	Director
Jeffrey C. Smith(2)(3)(4)	43	Director
_______________

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Finance Committee

(4)	Member of Nominating and Corporate Governance Committee

Mr. Bergstrom, Director, became a member of our Board in May 2008.  Mr. Bergstrom is the Chairman and Chief Executive Officer of Bergstrom Corporation, which is one of the top 50 automobile dealership groups in America.  Mr. Bergstrom has served in his current role at Bergstrom Corporation for more than five years.  Mr. Bergstrom has served as a director of Associated Banc-Corp, a diversified bank holding company, since December 2010; Kimberly-Clark Corporation, a global health and hygiene company, since 1987; and WEC Energy Group, formerly Wisconsin Energy Corporation, a diversified energy company, since 1987.

Bergstrom Corporation has been cited as the number one quality automotive dealer in the country and highlighted for its focus on outstanding customer service. With over 35 years of experience in automotive sales, service and parts management in an organization representing all major automotive manufacturers that distribute cars in the United States, Mr. Bergstrom brings a unique and valuable point of view to our Board. In addition, as a result of his service as a director of several other public companies, including membership on the compensation committees of Associated Banc-Corp and WEC Energy Group, he is in a position to share with the Board his experience with governance issues facing public companies.

Mr. Brouillard, Executive Chairman, became a member of our Board in May 2004 and was appointed Executive Chairman on November 12, 2015. Mr. Brouillard served as non-executive chair of the Board from January 2008 to November 2015. Prior to that time, he served as interim Chair, President and Chief Executive Officer of the Company from May 2007 until January 2008 and Lead Director from February 14, 2007 to May 2007. Mr. Brouillard retired as Chief Administrative and Financial Officer of H.E. Butt Grocery Company, a regional food retailer, in June 2005, a position that he had held since February 1991. From 1977 to 1991, Mr. Brouillard held various positions with Hills Department Stores, a discount department store company, including serving as President of that company.

Mr. Brouillard's background as a chief administrative and financial officer with a grocery retail company recognized for outstanding customer service provides him with strong insights into the types of management and financial issues that face companies in the retail sector. After having served on our Board for over ten years, including seven years as the independent Board Chair and eight months as the interim Chief Executive Officer of the Company, Mr. Brouillard is uniquely situated to understand the inner workings of Advance's Board and management processes. His considerable experience in finance and accounting matters has been valuable to the Board and the Company's management, and his past service on the board of another public company has strengthened his understanding of the governance concerns facing public companies.

Mr. Buss, Director, became a member of our Board on March 7, 2016. Mr. Buss retired in February 2016 as the Chief Financial Officer of SolarCity Corporation, a provider of clean energy services, where he had served since August 2014. Prior to joining SolarCity, he served as Chief Financial Officer and Executive Vice President, Finance and Administration of Cypress Semiconductor Corporation, a semiconductor design and manufacturing company, from August 2005 to June 2014. Prior to August 2005, Mr. Buss held various financial leadership roles with Altera Corporation, Cisco Systems, Veba Electronics LLC and Wyle Electronics, Inc. Mr. Buss has served on the board of directors for Tesla Motors, Inc., a manufacturer of electric vehicles and energy storage products, since November 2009 and Café Press Inc., an online retailer of stock and user-customized on demand products, since October 2007. He currently serves as the Chair of the Audit Committee for Café Press, and formerly served as the Chair of the Audit Committee for Tesla Motors.

Mr. Buss’ extensive financial background, knowledge gained from his experience in the technology industry and board positions are expected to provide valuable insight to our Board on issues that impact public companies.

Ms. Dias, Director, became a member of our Board in September 2009. Ms. Dias is currently Principal Digital Partner at Ryan Retail Consulting, a global consulting firm, and has held this position since January 2015. Previously, she was Chief Strategy Officer of ShopRunner, an online shopping service, from August 2011 to October 2014. Before that, she was Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc. (now eBay Enterprise), a provider of digital commerce solutions from February 2007 to June 2011. Prior to 2007, Ms. Dias was Executive Vice President and Chief Marketing Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics, and also held senior marketing positions with PepsiCo, Pennzoil-Quaker State Company and The Procter & Gamble Company. Ms. Dias has served as a director of Realogy Holdings Corp., a real estate brokerage company, since June 2013, and she served as a director of Choice Hotels, Inc., a hotel franchisor, from November 2004 to April 2012.

Ms. Dias possesses extensive experience in marketing and managing consumer and retail brands. Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise. In addition, Ms. Dias' e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board's assessment of the Company's multi-channel strategies. Her position as a director of other public companies, including membership on the compensation committee of Realogy Holdings and past membership on the compensation committee of Choice Hotels, also enables her to share with the Board her experience with governance issues facing public companies.

Mr. Ferraro, Lead Independent Director, became a member of our Board in February 2015 and was appointed Lead Independent Director on November 12, 2015. Mr. Ferraro served as Global Chief Operating Officer, or COO, of Ernst & Young ("EY"), a leading professional services firm, from 2007 to December 2014. He retired as a partner of EY at the end of January 2015. In addition, Mr. Ferraro served as a member of EY’s Global Executive board for more than 10 years. Prior to his COO role, Mr. Ferraro served in several senior leadership positions at EY, including Global Vice Chair Audit. He joined EY in 1976 and has served a variety of global companies. Mr. Ferraro is a CPA and a member of the American Institute of Certified Public Accountants. Mr. Ferraro has served as a director for Manpower Group Inc., a provider of workforce solutions, since January 2016, and for International Flavors & Fragrances, a manufacturer of flavors and fragrances, since May 2015.

Mr. Ferraro has extensive financial, corporate management, governance and public policy experience which assist the Board in identifying trends and developments that affect public companies. In addition, the Board benefits from his experience in the areas of marketing and the development of corporate strategy. He has been designated by the Board as an Audit Committee financial expert consistent with SEC regulations.

Ms. Karaboutis, Director, became a member of our Board in February 2015. Since September 2014, Ms. Karaboutis has served as Executive Vice President, Technology, Business Solutions and Corporate Affairs at Biogen, an independent biotechnology company. She oversees information technology, digital health and data sciences, and since December 2015 also oversees global public affairs, government affairs, public policy and patient advocacy. From March 2010 to September 2014, Ms. Karaboutis was Vice President, and within the first year was promoted to Global Chief Information Officer (CIO), of Dell, Inc., a global technology company, where she was responsible for leading an efficient and innovative global IT organization focused on powering Dell as an end-to-end technology solutions provider. Ms. Karaboutis spent more than 20 years at General Motors Company and Ford Motor Company in various international leadership positions, including computer-integrated manufacturing, supply chain operations and information technology. She served as president of the Michigan Council of Women in Technology (MCWT) from 2008 to 2010 and was a board member of the Manufacturing Executive Leadership Forum from 2009 to 2014. Ms. Karaboutis currently serves on the board of directors of Blue Cross Blue Shield of Massachusetts and on the Babson College advisory board for the Center for Women’s Entrepreneurial Leadership (CWEL).

Ms. Karaboutis possesses extensive experience in corporate management, manufacturing, logistics and technology, and in driving proactive engagement with internal and external stakeholders to support corporate business goals. In addition, her experience with corporate strategy and change management allows the Board to benefit from her insights as the Company continues the process of integrating General Parts International, Inc. ("GPI") and growing of the Company's Commercial and e-commerce businesses.

Mr. Lee, Director, became a member of our Board on November 20, 2015. He is the President and Chief Executive Officer of Darden Restaurants, Inc., the owner and operator of Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House restaurants in North America, positions he has held since February 2015. Prior to that, Mr. Lee served as Darden’s President and Interim CEO from October 2014 to February 2015, and President and Chief Operating Officer from September 2013 to October 2014. He served as President of Darden’s Specialty Restaurant Group from October 2007 to September 2013 following Darden’s acquisition of RARE Hospitality International, Inc., where he had served as President and a member of the Board of Directors since 2001. Mr. Lee has served as a member of the Darden Board of Directors since February 2015.

Mr. Lee’s experience as the chief executive officer of a national group of chain restaurants provides him with strong insights into customer service and the types of management issues that face companies with large numbers of employees in numerous locations throughout the country. In addition, he brings experience in marketing, real estate and change management.

Mr. Oglesby, Director, became a member of our Board in December 2004. Since January 2016, Mr. Oglesby has served as a senior advisor to The Blackstone Group, L.P., a global investment and advisory firm, where he previously held the position of Senior Managing Director from April 2004 through December 2015. Mr. Oglesby has over 30 years of investment banking experience as a result of his position with The Blackstone Group, L.P., and previous managing director positions with Credit Suisse First Boston; Donaldson Lufkin & Jenrette; and Kidder, Peabody & Co.

Mr. Oglesby has served on our Board for over ten years. With his broad experience in the investment banking business, Mr. Oglesby is uniquely equipped to provide the Board with insights into capitalization strategies, capital markets mechanics and strategic expansion opportunities. His experience with us and in the automotive aftermarket industry enables him to provide critical insights into strategic opportunities for our Company, including our recent acquisition of GPI.

Mr. Slone, Director, became a member of our Board on March 7, 2016. He has served as Senior Vice President, Supply Chain Management at Walgreen Co., one of the nation’s largest drugstore chains and part of the Retail Pharmacy USA Division of Walgreens Boots Alliance, Inc., since May 2012. Prior to joining Walgreens, Mr. Slone served as Executive Vice President, Supply Chain and General Manager of Services for OfficeMax, Inc., a provider of office products, business machines and related items, "print-for-pay" services and office furniture, from 2004 to 2012. Prior to OfficeMax, Mr. Slone held various supply chain leadership positions with Whirlpool Corporation, General Motors Company, and Federal-Mogul Holdings Corporation. He also held prior consulting positions with Electronic Data Systems Corporation and Ernst & Young. He authored “Leading a Supply Chain Turnaround” and co-authored “Are You the Weakest Link in your Company’s Supply Chain?,” articles published in the October 2004 and September 2007 issues of the Harvard Business Review, respectively.  In May 2010, Harvard Business Press published the book entitled “The New Supply Chain Agenda: The 5 Steps That Drive Real Value,” which was co-authored by Mr. Slone.

Mr. Slone is a supply chain thought leader. Mr. Slone’s supply chain expertise, his retail and automotive industry experience, and his experience in change management are expected to provide valuable insights to our Board as we continue with the integration of GPI.

Mr. Smith, Director, became a member of our Board on November 12, 2015. He is a Managing Member, CEO and Chief Investment Officer of Starboard Value LP, a New York-based investment adviser that invests in publicly traded U.S. companies, a position he has held since March 2011. Prior to founding Starboard, he was a Partner and Managing Director of Ramius LLC, an investment adviser, and the Chief Investment Officer of the Ramius Value and Opportunity Master Fund Ltd., a private investment fund. Ramius LLC is a subsidiary of the Cowen Group, Inc., where Mr. Smith previously served as a member of Cowen’s Operating Committee and Cowen’s Investment Committee. Prior to joining Ramius in January 1998, he served as Vice President of Strategic Development and a member of the board of directors of The Fresh Juice Company, Inc., a company engaged in the production, marketing, and sale of fresh and frozen fresh-squeezed fruit juices and other non-carbonated beverages to both food service and retail customers. Mr. Smith began his career in the Mergers and Acquisitions department at Société Generale. Mr. Smith currently serves as Chairman of the board of directors of Darden Restaurants, Inc., a full service restaurant chain, a position he has held since October 2014.  Previously, he served as the Chairman of the Board of Phoenix Technologies, a company that specializes in designing, developing, and supporting core system PC software, from November 2009 to November 2010. He also served on the boards of directors of Quantum Corporation, a global expert in data protection and big data management, from May 2013 to May 2015; Office Depot, Inc., an office supply company, from August 2013 to September 2014; Regis Corporation, which owns, operates and franchises hair and retail product salons, from October 2011 to October 2013; Surmodics, Inc., a provider of drug delivery and surface modification technologies to the healthcare industry, from January 2011 to August 2012; and Zoran Corporation, a provider of digital solutions in the digital entertainment and digital imaging market from March 2011 until its merger that same year with CSR plc.

With his broad experience investing in public companies to improve value, Mr. Smith is equipped to provide the Board with insights into governance, oversight, accountability, management discipline, capitalization strategies, and capital market mechanics.  In addition, his service as a director on the boards of many other public companies provides the Company with valuable insights on corporate governance and compensation practices that face the Board and the Company.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EACH OF OUR BOARD’S NOMINEES.

CORPORATE GOVERNANCE

Overview

Our Company believes that good corporate governance practices reflect our values and support our strategic and financial performance.  The compass of our corporate governance practices can be found in our by-laws, our Guidelines on Significant Governance Issues and our Code of Ethics and Business Conduct, which were adopted by our Board to guide our Company, our Board and our employees ("Team Members").  Our by-laws provide that in an uncontested election, directors must receive a majority of the votes cast at the Annual Meeting for the election of directors.  Each standing committee of the Board has a charter, which can be found at www.AdvanceAutoParts.com, that spells out the committee’s roles and responsibilities assigned to it by the Board.  In addition, the Board has established policies and procedures that address matters such as chief executive officer succession planning, transactions with related persons, risk oversight, communications with the Board by stockholders and other interested parties, and the independence and qualifications of our directors.  This "Corporate Governance" section provides insights into how the Board has implemented these policies and procedures to benefit our Company and our stockholders.

Guidelines on Significant Governance Issues

The responsibility of our Board is to review, approve and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, as well as our policies and decisions, including the execution of our strategies and objectives. Accordingly, our Board has adopted guidelines on the following significant governance issues:

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the structure of our Board, including, among other things, the size, mix of independent and non-independent members, membership criteria, term of service, compensation and assessment of performance of our Board;

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Board procedural matters, including, among other things, selection of the chair of the Board, Board meetings, Board communications, retention of counsel and advisers and our expectations regarding the performance of our directors;

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committee matters, including, among other things, the types of committees, charters of committees, independence of committee members, chairs of committees, service of committee members, committee agendas and committee minutes and reports;

•	chief executive officer evaluation, management development and succession planning;

•	codes of conduct; and

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other matters, including auditor services, Board access to management and interaction with third parties, directors and officers insurance and the indemnification/limitation of liability of directors, our policy prohibiting Company loans to our executive officers and directors, use of the corporate airplane, and confidential stockholder voting.

A complete copy of our Guidelines on Significant Governance Issues is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Director Independence

Our Board, after consultation with and upon the recommendation of the Nominating and Corporate Governance Committee, determined that, with the exception of Messrs. Brouillard, Sloan and Wade, each of our incumbent directors is an “independent” director under the listing standards of the New York Stock Exchange ("NYSE"), because each of these directors: (1) has no material relationship with us or our subsidiaries, either directly or indirectly, as a partner, stockholder or officer of an organization that has a relationship with us or our subsidiaries and (2) satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards.  Based on such standards, the Board determined that Mr. Brouillard is not independent because he is our Executive Chairman, that Mr. Sloan is not independent because he is a former executive officer of the Company having served as the President of the Company’s subsidiary GPI through the end of the 2014 fiscal year, and that Mr. Wade is not independent because he is a former executive officer of the Company and was employed by the Company through the end of the 2015 fiscal year.

To determine whether a director was qualified to be considered independent, the Board assessed the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation. In assessing the materiality of other relationships to determine the independence of Mr. Ferraro, the Board evaluated the services that were provided to the Company by Ernst & Young LLP, the U. S. member firm of EY, during the 2015 fiscal year, and described in greater detail in the "Related Party Transactions" section of this Proxy Statement. The Board noted that the services were not provided by Mr. Ferraro personally and that the nature and extent of the services provided should not impair his independence. Based upon such assessment and all facts and circumstances known to the Board, including, among other things, a review of questionnaires submitted by these directors and a review of a recent résumé or biography of each director, the Board made a determination of independence.  Our Board reviews each director’s status under this definition at least annually with the assistance of the Nominating and Corporate Governance Committee.  Each director is required to keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.

Meetings of Non-Management and Independent Directors

During 2015, the non-management directors on our Board met a total of four times and the independent directors met two times.  During 2015, these meetings were presided over by Mr. Brouillard, who served as the non-executive Chair of the Board until November 12, 2015.  For 2016, our independent and non-management directors are scheduled to meet separately in conjunction with each of the four scheduled non-telephonic meetings of the Board.  Mr. Ferraro, our lead independent director, is expected to preside over these meetings during 2016. Our Board regularly meets without the CEO being present.

Board Leadership Structure

Our Guidelines on Significant Governance Issues and by-laws allow the Board to combine or separate the roles of the Chair of the Board and the Chief Executive Officer.  The Board regularly considers whether to maintain the separation of the roles of Chair and Chief Executive Officer.  In the event that the Board chooses to combine these roles, or in the event that the Chair of the Board is not an independent director, the Company’s governance guidelines provide for the selection of an independent lead director.  From January 2008 until November 12, 2015, the Board maintained the separation of the roles of Chair of the Board and Chief Executive Officer and Mr. Brouillard provided leadership to the Board and support to the Chief Executive Officer while serving as the non-executive independent Board Chair. In anticipation of the departure of Chief Executive Officer Darren Jackson at the end of fiscal year 2015, the Board appointed Mr. Brouillard to serve as the Executive Chair of the Board as of November 12, 2015. In his new role, Mr. Brouillard is expected to provide leadership and guidance during the period of management transition and to continue providing leadership to the Board. Because Mr. Brouillard is no longer deemed independent, the Board named Mr. Ferraro to serve as the Board's independent lead director.  The responsibilities of the independent Chair or independent lead director include participating in development of the Board’s agenda, as well as facilitating the discussions and interactions of the Board to ensure that all directors’ viewpoints are heard and considered. The Chair presides over meetings of the Board and, if independent, also over meetings of the independent directors. When the Chair is not independent, the independent lead director is expected to preside over meetings of the independent directors.

Stockholder and Interested Party Communications with our Board

Any interested party, including any stockholder, who desires to communicate with our Board generally or directly with a specific director, one or more of the independent directors, our non-management directors as a group or our Board Chair, including on an anonymous or confidential basis, may do so by delivering a written communication to the Board, the independent directors, the non-management directors as a group or to our Board Chair, c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012, Attention: General Counsel.  The general counsel will not open a communication that is conspicuously marked "Confidential" or is addressed to one or more of our independent directors, our non-management directors as a group or our Board Chair and will forward each such communication to the appropriate individual director or group of directors, as specified in the communication.  Such communications will not be disclosed to the non-independent or management members of our Board or to management unless so instructed by the independent or non-management directors. Communications will be forwarded by the general counsel on a bi-monthly basis.  The general counsel will ensure the timely delivery of any time sensitive communication to the extent such communication indicates time sensitivity.

In addition, we have a policy that each of our directors should make every reasonable effort to attend each annual meeting of stockholders.  Twelve directors, comprising the full Board, were in attendance at our 2015 annual meeting of stockholders.

Nominations for Directors

Identifying Director Candidates.  The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors.  The Committee is authorized to retain a search firm to assist in identifying, screening and attracting director candidates.  During 2015, the Committee utilized the services of a search firm to assist in identifying potential director candidates. After a director candidate has been identified, the Committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole.  The Committee considers such factors as the candidate’s business experience, skills, independence, judgment, and ability and willingness to commit sufficient time and attention to the activities of the Board.  At a minimum, Committee-

recommended candidates for nomination must possess the highest personal and professional ethics, integrity and values, and commit to representing the long-term interests of our stockholders.

The Nominating and Corporate Governance Committee also considers whether the nominee would likely provide a diverse viewpoint and actively and constructively participate in the Board’s discourse and deliberations. The Board has not adopted a formal policy with regard to diversity (as to gender, ethnic background and experience) in the composition of the Board although the Committee strives to compose a Board that reflects sensitivity to the need for an appreciation of such diversity.

In November 2015, we entered into an agreement with Starboard Value LP ("Starboard") and certain of its affiliates (the "Starboard Agreement") regarding the membership and composition of the Board. Under the terms of the Starboard Agreement, our Board agreed to immediately appoint Mr. Smith as an independent director, and Starboard became entitled to recommend two additional independent nominees to serve as Board candidates. In addition, we agreed to nominate two additional independent candidates for election as directors and that following the conclusion of the 2016 Annual Meeting, the size of the Board will be no more than thirteen directors.

Mr. Lee was subsequently recommended by Starboard as a candidate for election to our Board, and Messrs. Buss and Slone were identified by the Nominating and Corporate Governance Committee as potential candidates for election to our Board. After completing its evaluation of each of these candidates to determine whether they possess the desired qualifications for service on our Board, the Nominating and Corporate Governance Committee recommended that Mr. Lee be elected by the Board to serve as an independent director commencing in November 2015 and that Messrs. Buss and Slone be elected by the Board to serve as independent directors commencing in March 2016.

Stockholder Recommendations for Director Candidates.  The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors.  Any stockholder who desires to recommend a candidate for director must submit the recommendation in writing and follow the procedures set forth in our by-laws.  The by-laws require that a stockholder’s nomination be received by the corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  The notice should include the following information about the proposed nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of Company stock owned by the nominee and additional information required by our by-laws as well as any information that may be required by the SEC’s regulations.  In addition, the stockholder providing the notice should provide his or her name and address as they appear on the Company’s books, the number and type of shares or other equitable interests that are beneficially owned by the stockholder and additional information required by the Company’s by-laws.  The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder.  You may obtain a copy of our by-laws by submitting a request to: Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012, Attention: Corporate Secretary.  Our by-laws also are available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Code of Ethics and Business Conduct

We expect and require all of our Team Members, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards.  Accordingly, we have adopted a Code of Ethics and Business Conduct, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings.  A complete copy of our Code of Ethics and Business Conduct is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Code of Ethics for Finance Professionals

We have also adopted a Code of Ethics for Finance Professionals to promote and provide for ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting.  Our finance professionals include our chief executive officer, chief financial officer, chief accounting officer, controller and any other person performing similar functions.  We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in any public communications as well as reports and other documents filed with the SEC and other regulators, to comply with all applicable laws, rules and regulations and to deter wrongdoing.  Our Code of Ethics for Finance Professionals is intended to supplement our Code of Ethics and Business Conduct.  A complete copy of the Code of Ethics for Finance Professionals is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Related Party Transactions

Pursuant to our Code of Ethics and Business Conduct and the Board’s policy with respect to related party transactions, officers and directors are required to disclose to the Chair of the Nominating and Corporate Governance Committee of the Board or to our general counsel any transaction or relationship that may create an actual or perceived conflict of interest.  Pursuant to the Board’s policy, our general counsel’s office reviews such transactions or relationships and advises the Nominating and Corporate Governance Committee in the event that a transaction or relationship is determined to be a related party transaction.  The Nominating and Corporate Governance Committee then reviews the transaction in light of the relevant facts and circumstances and makes a determination of whether to ratify or approve the transaction.  In the case of a transaction involving a director, the Nominating and Corporate Governance Committee would also review the transaction to determine whether it might have an effect on the independence of the director.  The Nominating and Corporate Governance Committee reports its conclusions and recommendations to the Board for its consideration.

In addition, our Guidelines on Significant Governance Issues require each director to disclose to the Board (or Audit Committee) any interest that he or she has in any contract or transaction that is being considered by the Board (or Audit Committee) for approval. After making such a disclosure and responding to any questions the Board may have, the interested director is expected to abstain from voting on the matter and leave the meeting while the remaining directors discuss and vote on such matter.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The annual Director and Officer Questionnaire is prepared and distributed by our general counsel’s office, and each director or executive officer returns the completed questionnaire to the general counsel’s office for review. Any related party transactions with directors or executive officers that have been identified through the processes described above are disclosed consistent with applicable rules and regulations.

Prior to our acquisition of GPI in early 2014, GPI was a privately held company controlled by Mr. Sloan and his family. Since the commencement of fiscal year 2015, Mr. Sloan and/or various members of his immediate family and/or entities owned, directly or indirectly, wholly or substantially, by any of them (each a "Sloan-related Party"), have been involved in various transactions with GPI or its subsidiaries (a "GPI Entity"), including the following:

•	GPI Entities received aggregate rent of approximately $382,000 for Fiscal 2015 through March 23, 2016, from a Sloan-related Party for multiple real property subleases.

•	GPI Entities paid aggregate rent of approximately $594,000 for Fiscal 2015 through March 23, 2016, to Sloan-related Parties for multiple real property leases and subleases.

•
A GPI Entity guarantees equipment lease obligations of certain GPI customers to a Sloan-related Party lessor. The largest aggregate amount of principal of these guarantee obligations outstanding as of March 23, 2016 is approximately $328,000. This liability generally decreases on a monthly basis as customers pay off their lease obligations.

•
Certain Sloan-related Parties have been, and continue to be, both customers and suppliers of certain GPI Entities. For Fiscal 2015 through March 23, 2016, these Sloan-related Parties, as customers, paid GPI Entities approximately $44,000 and, as suppliers, received approximately $428,000 from GPI Entities.

•
In connection with our acquisition of GPI in early 2014, the Sloan-related Parties, including Mr. Sloan, are entitled in the aggregate to approximately 12 percent of the purchase price the Company paid to acquire GPI. For more information regarding the GPI acquisition, see the "Acquisitions" footnote to the Company's Consolidated Financial Statements contained in the Company's 2015 Annual Report on Form 10-K filed with the SEC on March 1, 2016.

Since the outset of Fiscal 2015, car dealerships owned by Bergstrom Corporation, where Mr. Bergstrom is the Chairman and Chief Executive Officer, paid us a total of approximately $474,000 to purchase automotive parts. Such purchases were made in the ordinary course of business upon terms available to similarly situated Commercial customers of the Company.

Since the beginning of Fiscal 2015, the Company paid Ernst & Young LLP, the U. S. member firm of EY, approximately $193,000 in integration, tax and consulting fees. Through the end of January 2015, Mr. Ferraro was a partner in EYEA LLP ("EY Global"), which is owned in part by Ernst & Young LLP. Mr. Ferraro did not receive any compensation directly from us or from Ernst & Young LLP for the services provided. The Board evaluated the types and value of the services that were expected to be provided to the Company by Ernst & Young LLP prior to the appointment of Mr. Ferraro as a director.

Succession Planning

In light of the critical importance of executive leadership to the Company’s success and consistent with the Company’s Guidelines for Significant Governance Issues, the Board has adopted a chief executive officer succession planning process that is led by the Compensation Committee.  The Guidelines for Significant Governance Issues and the Compensation Committee Charter provide that the Compensation Committee, working in consultation with the Nominating and Corporate Governance Committee, is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed the chief executive officer and to report annually to the Board on the status of the succession plan, including issues related to the preparedness for the possibility of an emergency situation involving senior management and assessment of the long-term growth and development of the senior management team. Our Guidelines for Significant Governance Issues also provide that in the event the Board undertakes to name a successor to the Chief Executive Officer, the independent directors shall name a Succession Committee to identify, assess and make recommendations to the Board regarding candidates for that position. Consistent with those provisions, and under the terms of the Starboard Agreement, the Nominating and Corporate Governance Committee was assigned, together with Mr. Brouillard, Executive Chair of the Board, to oversee the process for selecting a chief executive officer to succeed Mr. Jackson, who retired at the end of the 2015 fiscal year.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to make every reasonable effort to attend each meeting of the Board and any committee of which the director is a member and to be reasonably available to management and the other directors between meetings.  Our Board met 14 times during 2015.  Each incumbent director attended 75 percent or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served, except for Mr. Ray who attended 73 percent of the total number of meetings of the Board and Board committees on which he served.

Committees of the Board

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised of independent directors in accordance with the listing standards of the NYSE.  In addition, we have a Finance Committee.  Mr. Buss and Mr. Slone were appointed to the Audit Committee and Finance Committee at the time of their election to the Board in March 2016. The following table sets forth the names of each current committee member, the number of times each committee met in 2015 and the primary responsibilities of each committee.

Name of Committee and Members	Primary Responsibilities
Audit (met 12 times) Carlos A. Saladrigas (Chair) Brad W. Buss John F. Ferraro Adriana Karaboutis Reuben E. Slone	• • • • • • •
monitors the integrity of our financial statements, reporting processes, internal controls, and legal and regulatory compliance;

appoints, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm;

pre-approves all audit and permitted non-audit services to be performed by our independent registered public accounting firm;

monitors the qualifications and independence and oversees performance of our independent registered public accounting firm;

reviews with management the implementation and effectiveness of the Company's compliance programs;

discusses guidelines and policies with respect to risk assessment and risk management; and

oversees our internal audit function.

Name of Committee and Members	Primary Responsibilities
Compensation (met 7 times) John F. Bergstrom (Chair) Fiona P. Dias Eugene I. Lee, Jr. Gilbert T. Ray Jeffrey C. Smith	• • • • • • • •
reviews and approves our executive compensation philosophy;

annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO's performance in light of these goals;

determines and approves the compensation of our executive officers;

oversees our incentive and equity-based compensation plans;

oversees development and implementation of executive succession plans, including identifying the CEO's successor and reporting annually to the Board;

reviews and approves our peer companies and data sources for purposes of evaluating our compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

oversees the Company's executive compensation recovery ("claw-back") policy; and

recommends to the Board compensation guidelines for determining the form and amount of compensation for outside directors.

Finance (met 5 times) William S. Oglesby (Chair) Brad W. Buss Eugene I. Lee, Jr. J. Paul Raines O. Temple Sloan, III Reuben E. Slone Jeffrey C. Smith Jimmie L. Wade	• • • • •
reviews and makes recommendations to the Board regarding our financial policies, including investment guidelines, deployment of capital and short-term and long-term financing;

reviews credit metrics, including debt ratios, debt levels and leverage ratios;

reviews all aspects of financial planning, cash uses and our expansion program;

reviews and recommends the annual financial plan to the Board; and

reviews the financial aspects of proposed acquisitions and divestitures.

Nominating and Corporate Governance (met 4 times) Jeffrey C. Smith (Chair) John F. Ferraro	• • • • • •
assists the Board in identifying, evaluating and recommending candidates for election to the Board;

establishes procedures and provides oversight for evaluating the Board and management;

develops, recommends and reassesses our corporate governance guidelines;

reviews and recommends retirement and other policies for directors and recommends to the Board whether to accept or reject a director's resignation;

evaluates the size, structure and composition of the Board and its committees; and

establishes procedures for stockholders to recommend candidates for nomination as directors and to send communications to the Board.

Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee. Each of the charters is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

On August 5, 2008, the SEC approved a settlement with Ernst & Young LLP and two of its partners, including Mr. Ferraro, relating to auditor independence issues arising out of business relationships between Ernst & Young LLP and an individual who was also a member of the board of directors of three of its audit clients.  The underlying matters at issue occurred in 2002 while Mr. Ferraro was serving as Vice Chairman of Ernst & Young LLP. Ernst & Young and Mr. Ferraro resolved the matter by way of a negotiated settlement in which the respondents neither admitted nor denied the underlying allegations and accepted an administrative cease and desist order.  The negotiated resolution did not involve any suspension, fines or other sanctions on Mr. Ferraro.  Mr. Ferraro thereafter remained a partner in good standing at Ernst & Young through January 2015. During its evaluation of Mr. Ferraro as potential director, the Board took into consideration all factors regarding Mr. Ferraro’s character and experience and determined that he would be a significant asset as a member of the Board.

Board’s Role in Risk Oversight

As part of its responsibility for the oversight of the Company’s financial matters and regulatory compliance, the Audit Committee is charged with discussing the guidelines and policies with respect to risk assessment and risk management.  The Company’s senior internal audit professional, who reports to the Audit Committee, has developed an enterprise risk management ("ERM") framework through which management has identified the key areas of risk that face our Company.  Periodically the enterprise risks identified by management in consultation with senior management are reviewed with the Audit Committee, and the Audit Committee may approve management’s recommendation to assign certain risk areas for oversight to appropriate committees of the Board or to the full Board.  The Company has used elements of the Committee of Sponsoring Organizations of the Treadway Commission, or COSO, ERM framework to build a tailored approach to risk management that fits the culture and risk environment of the Company.

Aligning Stockholder Interests and Compensation Risk Mitigation

We have reviewed all of our compensation programs and found none that would be reasonably likely to have a material adverse effect on the Company.  Our performance-based executive compensation program, as described more fully in the Compensation Discussion and Analysis ("CD&A") section of this Proxy Statement, coupled with our stock ownership guidelines, aligns the interests of our executives with stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk-taking.  Our long-standing compensation philosophy discussed in the CD&A is a key component of our history of consistent growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the long term.  As shown in the "Total Compensation Mix" table, the compensation of our executives is primarily based on performance over a long-term period.  We believe the performance-based vesting of our stock appreciation rights ("SARs"), which comprises a substantial portion of our executives' long-term incentive compensation, drives long-term decision making and mitigates adverse risk-taking that may occur due to year-over-year performance measurements, and rewards growth over the long term.  The Compensation Committee, with the guidance and assistance of its independent compensation consultant, reviews and approves compensation components for all named executive officers and other executive officers. Annual incentives are reviewed each year and payments are subject to Compensation Committee discretion. The bonus plans for other Team Members are linked to financial, customer or operating measures.  Management regularly reviews and audits the Company’s bonus plans to ensure short-term incentives are appropriately linked to business outcomes, and the results of the audits are regularly reported to the Compensation Committee. Directors and management are subject to the Company's insider trading policy, which prohibits hedging with Company stock and prohibits the pledging of Company stock unless certain stringent requirements are met.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past fiscal year has served, as a member of the Compensation Committee (or other board committee performing equivalent functions, or in the absence of any such committee, the board of directors) or the board of directors of any entity that has one or more of its executive officers serving on our Compensation Committee or Board.

DIRECTOR COMPENSATION

Under our director compensation program, each non-management director receives annual compensation that is comprised of a combination of cash and equity-based compensation.  Management directors do not receive any additional compensation for services as a director.  Non-management directors receive an annual retainer of $85,000 and all additional applicable retainers or fees as set forth in the following paragraph.

Directors who chair Board committees receive additional retainer amounts annually for their committee chair responsibilities. The Audit Committee chair receives $20,000, and the Compensation Committee chair receives $15,000.  Each chair of the other Board committees receives $10,000.  The independent Board chair (or the independent lead director in the event the Board chair is not independent) receives an additional $100,000 annual retainer.

Each non-management director may elect to receive all or a portion of his or her annual retainer on a deferred basis in the form of deferred stock units, or DSUs.  Each DSU is equivalent to one share of our common stock.  Dividends paid by the Company are credited toward the purchase of additional DSUs.  DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their Board service ends, whichever is sooner.

In addition, each non-management director receives long-term equity incentives valued at $125,000 per year.  The long-term incentives are awarded annually in the form of DSUs.  Directors’ annual stock-based compensation is granted to them shortly after the date of the annual stockholder meeting.  Board members who are appointed at any time other than at the annual meeting receive a prorated DSU award with a grant value based upon the number of months from their election date until the next annual stockholder meeting. The long-term equity incentives are delivered in the form of DSUs which vest immediately on the award date and are distributed in common shares after the director’s service on the Board ends.  In May 2015, each non-management director received long-term incentives valued at $125,000, which were granted in the form of 791 DSUs.

In conjunction with being named by the Board to the role of Executive Chairman, the Company entered into a compensation arrangement with Mr. Brouillard, effective November 12, 2015. The agreement provides that during his tenure as Executive Chairman, he will be entitled to receive an annual base salary of $500,000. In addition, on December 1, 2015, he received a grant of restricted stock units ("RSUs") valued at $500,000 as of the date of grant that may vest on December 1, 2016. If Mr. Brouillard’s tenure as Executive Chair and/or as a director of the Company ends prior to December 1, 2016, other than on account of his voluntary resignation, the RSUs will vest on December 1, 2016, in an amount based on the portion of time that he served as an employee and/or director as a percentage of the full one-year vesting period. If he voluntarily resigns prior to December 1, 2016, the RSUs will be forfeited. During his tenure as Executive Chairman, Mr. Brouillard will not receive compensation as a non-employee director.

2015 Director Summary Compensation Table

Information provided in the following table reflects the compensation delivered to our directors who are not named executive officers for our last fiscal year:

Name	Fees Earned or Paid in Cash (b) ($)	Stock Awards (c) ($)	All Other Compensation (d) ($)	Total ($)
John F. Bergstrom	$100,000	$125,000	$ —	$225,000
John C. Brouillard	160,000	625,007	70,250	855,257
Fiona P. Dias	85,000	125,000	—	210,000
John F. Ferraro (a)	121,726	156,250	—	277,976
Adriana Karaboutis (a)	106,250	156,250	—	262,500
Eugene I. Lee, Jr. (a)	42,500	62,500	—	105,000
William S. Oglesby	95,000	125,000	—	220,000
J. Paul Raines	85,000	125,000	—	210,000
Gilbert T. Ray	95,000	125,000	—	220,000
Carlos A. Saladrigas	105,000	125,000	—	230,000
O. Temple Sloan, III (a)	113,333	166,667	7,161	287,161
Jeffrey C. Smith (a)	47,500	62,500	—	110,000
Jimmie L. Wade	—	125,050	502,670	627,720

(a)
For Mr. Ferraro and Ms. Karaboutis, includes prorated Fiscal 2014 director compensation received after they joined our Board in February 2015. In addition, for Mr. Ferraro includes the pro-rated retainer he received in conjunction with his appointment as the Board's independent lead director in November 2015. For, Messrs. Lee and Smith, includes pro-rated Fiscal 2015 director compensation received after they joined our Board in November 2015. For Mr. Sloan, includes prorated Fiscal 2014 director compensation for the period of time he served as a non-management director after his employment with the Company terminated in January 2015.

(b)	Includes paid or deferred board retainers and chair retainers during Fiscal 2015.

(c)
Except in the case of Mr. Wade, represents the grant date fair value of DSUs granted during Fiscal 2015.  For Mr. Wade, represents the grant date fair value of an annual grant of 824 time-based RSUs granted to him on December 10, 2015, pursuant to the terms of his Employment Agreement with the Company, which is described in the "CD&A" section of this Proxy Statement. Mr. Wade did not receive any compensation pursuant to the non-management director compensation program. The terms of Mr. Wade's grant are consistent with those described in the "Grants of Plan-Based Awards Table" of this Proxy Statement. For Mr. Brouillard, the stock award also includes the grant date fair value of an annual grant of 3,080 time-based RSUs granted to him on December 1, 2015. The grant date fair value is calculated using the closing price of the Company’s stock on the date of grant.  For additional information regarding the valuation assumptions of this award, refer to Note 17 of the Company’s consolidated financial statements in the 2015 Form 10-K filed with the SEC on March 1, 2016.  These amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, and do not correspond to the actual value that will be realized by the directors.

(d)
For Mr. Brouillard, represents the portion of his base salary as Executive Chairman earned in 2015. For Mr. Wade, includes his 2015 fiscal year annual salary of $184,995 pursuant to the terms of his Employment Agreement with the Company and termination salary payment of $300,000 pursuant to his Mutual Separation and Release Agreement, as well as Company matching contributions in accordance with the terms of the Company’s 401(k) plan, life insurance premiums paid by the Company, realized and unrealized gains with respect to his deferred compensation balance. For Messrs. Sloan and Wade, includes their COBRA premium offset for 12 months.

Directors’ Outstanding Equity Awards at 2015 Fiscal-Year End Table

The following table provides information about the equity awards outstanding as of the end of our last fiscal year for our directors who are not also named executive officers:

Name	Outstanding Stock Options and SARs	Outstanding Deferred Stock Units	Outstanding Restricted Stock and RSUs
John F. Bergstrom	—	10,124	—
John C. Brouillard (a)	—	14,841	3,080
Fiona P. Dias	—	9,636	—
John F. Ferraro	—	1,000	—
Adriana Karaboutis	—	1,000	—
Eugene I. Lee, Jr	—	413	—
William S. Oglesby	—	14,153	—
J. Paul Raines	—	11,327	—
Gilbert T. Ray	—	14,315	—
Carlos A. Saladrigas	—	18,345	—
O. Temple Sloan, III (b)	8,791	1,069	6,218
Jeffrey C. Smith	—	413	—
Jimmie L. Wade (b)	—	—	3,170

(a)	Outstanding RSUs for Mr. Brouillard reflect the award of time-based RSUs granted to him on December 1, 2015, in conjunction with his appointment as Executive Chairman in November 2015.

(b)
Outstanding SARs and RSUs for Messrs. Sloan and Wade reflect equity awards granted to them as executives of the Company. Outstanding SARs and RSUs for Mr. Sloan that are subject to performance conditions are shown at the threshold level with respect to operating income and the target level with respect to comparable store sales, as described further in the "CD&A" section of this Proxy Statement.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee is comprised entirely of five independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC.  Mr. Bergstrom is the chair of our Compensation Committee.  The Compensation Committee operates under a written charter adopted by the Board.  Our charter can be viewed on our website at www.AdvanceAutoParts.com under the Investor Relations section.

We have relied on management’s representation that the compensation discussion and analysis presented in this Proxy Statement has been prepared with integrity and objectivity and in conformity with SEC regulations.  Based upon our review and discussion with management, we recommended to the Board that the compensation discussion and analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
John F. Bergstrom (Chair)
Fiona P. Dias
Eugene I. Lee, Jr.
Gilbert T. Ray
Jeffrey C. Smith

COMPENSATION DISCUSSION AND ANALYSIS
This section describes the compensation packages of the Company’s principal executive officer, principal financial officer, President and two other most highly compensated officers who were employed by us on January 2, 2016 (we refer to such individuals as the named executive officers, or "NEOs," in this proxy statement). The Company’s NEOs and their positions are identified below:
•Darren R. Jackson, Former Chief Executive Officer*
•Michael A. Norona, Executive Vice Present, Chief Financial Officer
•George E. Sherman, President and Interim Chief Executive Officer*
•Tammy M. Finley, Executive Vice President, Human Resources, General Counsel and Corporate Secretary
•Charles E. Tyson, Executive Vice President, Merchandising, Marketing and Supply Chain
* Mr. Jackson served as the Chief Executive Officer and a director through the end of Fiscal 2015, and Mr. Sherman assumed the role of Interim Chief Executive Officer as of the beginning of Fiscal 2016.
Executive Summary
Performance Highlights
Advance Auto Parts is a customer-focused company that has a track record of delivering value to our stockholders. Our management team’s execution of customer-focused programs and services has made it possible to grow stockholder value over time. In Fiscal 2015, the key business priority was growing our business as we continued the integration of GPI. Despite a challenging year, we achieved modest improvements in our earnings per diluted share ("Comparable Cash EPS") and operating income ("Comparable Operating Income"). Below is a summary of our financial performance in Fiscal 2015:

•
Net sales for Fiscal 2015 were $9.7 billion, an increase of $43.5 million, or 0.4%, over net sales for Fiscal 2014 on a comparable basis excluding the 53rd week of 2014. This slight increase in net sales was primarily due to the addition of 121 new stores partially offset by the impact of store consolidations and closures and the modest impact of foreign currency exchange rates on our Canadian operations. Our comparable sales growth during the year was flat.

•	Comparable Operating Income for Fiscal 2015 increased 4.1% (or $40.0 million) to $995.1 million as compared to Fiscal 2014.

•	Comparable Cash EPS was $7.82, an increase of 3.0% from Fiscal 2014.

Our Comparable Cash EPS and Comparable Operating Income results for Fiscal 2015 and Fiscal 2014 reported below are on a comparable basis that excludes the following items:

2015

•	$127.1 million of integration, store closure and consolidation costs and support center restructuring costs ($1.07 impact to EPS); and

•	$42.3 million of amortization related to the acquired intangible assets of GPI ($0.35 impact to EPS).

2014

•	$73.2 million of GPI integration expenses ($0.61 impact to EPS);

•	$42.7 million of amortization related to the acquired assets from GPI ($0.36 impact to EPS);

•	$9.0 million of BWP integration expenses ($0.08 impact to EPS); and

•	$21.1 million of operating income from the 53rd week partially offsetting the above expenses ($0.17 impact to EPS).

Our overall financial results, including a detailed reconciliation of our comparable (non-GAAP) financial results to the most comparable GAAP financial results, are more fully described in our current Report on Form 8-K filed with the SEC on February 11, 2016 and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on March 1, 2016.

During Fiscal 2015, we focused on several major activities in an effort to aggressively continue the integration of GPI while taking organizational actions to improve our profitability and enhance stockholder value. While not satisfied with our overall performance in 2015, we made considerable progress on a number of important objectives, including:

•	completion of the consolidation of our corporate support centers, the integration of our field teams and our pricing alignment work;

•	commencement of our Carquest market conversions and substantial completion of our product integration work;

•	delivery of more than $50 million of incremental cost synergy savings;

•	closing of approximately 80 under-performing stores to improve organizational efficiency; and

•	opening of 110 new stores and 11 Worldpac branches.

Our performance with respect to Operating Income and Sales fell below incrementally higher targets established by the Compensation Committee of the Board ("Committee"), commensurate with our commitment to grow our sales and operating income, for our NEOs to earn annual bonus payments.  Accordingly, our NEOs received no annual cash bonus payments for Fiscal 2015.

The pay-for-performance philosophy of our executive compensation programs described in this Proxy Statement strongly supports our key business objectives and are targeted to drive comparable store sales and operating income growth which align with the value provided to our stockholders. Accordingly, if our stockholder value declines, so does the compensation delivered in the form of equity to our executives. Further, as an executive’s level of responsibility within our organization increases, so does the percentage of his or her total compensation that we link to performance (see sections entitled "Compensation Philosophy and Objectives" and "Executive Compensation Components"). At our 2015 Annual Meeting, we received overwhelming stockholder support of our executive compensation programs as evidenced by a favorable vote by nearly 98 percent of the shares voted. The Committee considered last year's voting results as they reviewed our compensation practices.

We believe our executive compensation programs, as more fully described in this CD&A and accompanying tables contained in this Proxy Statement, are structured in the best manner possible to support us and grow our business profitably for many years, as well as to support our culture and the traditions that have guided us for more than 80 years.

Fiscal 2015 Executive Officer Compensation Program Highlights
The following table summarizes the compensation elements provided for our NEOs in Fiscal 2015, as well as the rationale for the key actions and decisions made by the Committee with respect to each element.  Executives’ compensation consisted primarily of the following components in addition to limited perquisites and the retirement, health and welfare plans and programs in which all of our full-time U.S. Team Members participate.  More information is provided about each compensation element later in this CD&A.

Compensation Element	Key Features and Purpose	Fiscal 2015 Actions
Base Salary	• •
Fixed annual cash compensation to attract and retain talented executives.

Base pay increases are considered on a calendar year basis to align within the median range of our peer group (as described on pages 25 and 26 of this Proxy Statement) and to reflect the scope and complexity of each executive’s position.  Actual positioning varies to reflect each officer’s skills, experience, time in job and contribution to our success.
• •
The Committee increased the base salaries of all NEOs in 2015 to better align base pay for these individuals with comparable positions in peer companies of similar size.

The Committee provided additional salary increases for the EVP, Human Resources, General Counsel and Corporate Secretary in January 2015 and for the President and Interim CEO in November 2015 in connection with their promotions and assumption of additional responsibilities in their new roles.

Annual Incentive Plan ("AIP") Cash Incentive Award	• • •
Performance-based variable pay is tied to achievement of key annual financial and operating objectives.  Primary measures for 2015 included:
     • Enterprise operating income, including synergy
        savings and integration costs in connection with
        the integration of GPI into the Company (weighted
        80 percent)
     • Enterprise sales (weighted 20 percent)

Individual AIP opportunities are expressed as a percent of base salary and vary for executives based on their positions. Target AIP award opportunities are generally established so that total annual cash compensation (base salary plus target AIP) approximates the median of our peer group. The range of potential payouts is zero to 200 percent of target.

AIP amount earned is determined based on the results achieved as determined by the Committee after evaluating our performance against pre-established, short-term financial and operating goals. We must achieve a minimum level of enterprise operating income or enterprise sales in order for any executive to receive a payment under the AIP.
• •
For Fiscal 2015, achievement of a minimum of 92.6 percent of the target level operating income or 98.4 percent of the target level enterprise sales was required for NEOs to receive any AIP payments.

Our 2015 operating income and sales performance fell below the thresholds required for a payout and resulted in zero AIP payments for the NEOs.

Long-Term Incentive ("LTI") Compensation	• • • • •
Stock-based compensation awards are granted annually to create incentives for long-term creation of stockholder value, to reward achievement of multi-year financial objectives, and to promote retention of key talent.

Annual awards to our executive officers were in the form of time-based restricted stock units, or RSUs (50 percent of the award value), and performance-based stock appreciation rights, or SARs (50 percent of the award value).

Time-based vesting: The time-based RSUs vest in three approximately equal annual installments commencing on the first anniversary date of the grant based on continuing service.

Performance-based vesting: The total number of performance-based SARs earned by named executive officers can range from 0 to 200 percent of the target number of performance-based SARs based on achievement of three-year operating income and comparable store sales growth objectives established by the Committee.

Prior to December 2013, we used a comparison of our Economic Value Added ("EVA") (as described on pages 29 and 30 of this Proxy Statement) compared with the EVA performance of the compensation peer group selected by the Committee as the performance metric for our annual LTI awards. The relative EVA metric provided a market-based indication of our relative EVA success; however, it was not easily understood by or readily accessible to LTI participants. Therefore, beginning with the December 2013 grants, the Committee changed the performance measures to cumulative operating income and comparable same store sales growth to provide participants with a clearer line of sight to the Company’s growth objectives.

• •
For the 2016 through 2018 performance period, the Committee granted the NEOs except for the CEO time-based RSUs and performance-based SARs on December 10, 2015. Upon her promotion, our EVP, Human Resources, General Counsel and Corporate Secretary received additional grants of time-based RSUs and performance-based SARs in February 2015, subject to the same goals for the 2015-2017 performance period.

The performance-based portion of the annual equity award granted in December 2012 was based on our relative EVA performance for the 2013 through 2015 performance period. Our relative EVA performance was at the 53rd percentile, resulting in the vesting of the performance-based portion of the awards for our NEOs at 109 percent of target (as described on page 29 of this Proxy Statement).

Compensation Governance Highlights

We believe good corporate governance practices that reflect our values and support our strong strategic and financial performance must include policies and procedures related to our compensation practices. Consistent with this belief, we have adopted the following practices:

•
Incentive Compensation Clawback Policy - Our Board has adopted an Incentive Compensation Clawback Policy, which provides that the Incentive Compensation of a Covered Employee, as those terms are defined in the policy and whether paid in the form of cash, equity or deferred compensation, may be required to be repaid if the Covered Employee's fraud or willful misconduct caused us to prepare an accounting restatement due to our material non-compliance with financial reporting requirements. The policy applies to our current and former executive officers and any other employee that the Committee or the Board may designate. As discussed in the "Employment Agreements" section of this CD&A, the employment agreements with each of our NEOs provide that their incentive compensation is subject to the clawback policy.

•
No Excise Tax Gross-Ups for Change in Control Payments - The employment agreements of our NEOs do not provide for excise tax gross-ups for excess parachute payments in connection with a Change in Control. Rather, the agreements provide for the reduction of payments to an executive if a reduction would provide the executive with a greater after tax amount than if payments were not reduced.

•
Double-Trigger Vesting - Commencing in December 2012, the LTI awards granted to our NEOs provide for "double-trigger" vesting acceleration in the event of a Change in Control, as defined in the Advance Auto Parts 2004 Long-Term Incentive Plan, as amended ("2004 LTIP") or in the Advance Auto Parts 2014 Long-Term Incentive Plan ("2014 LTIP"). That is, immediate vesting of outstanding awards will not occur unless either the awards are not replaced or the executive's employment is terminated without Due Cause (as defined in the Executive's employment agreement) within 24 months following the Change in Control. All unvested LTI awards that are currently outstanding are subject to double-trigger vesting.

•
Stock Ownership Guidelines - As discussed in "Stock Ownership Guidelines for Directors and Executive Officers" on pages 49 and 50 of this Proxy Statement, our Board has established stock ownership guidelines, which require our directors and senior officers to achieve and maintain meaningful levels of stock ownership to ensure better alignment with the interests of our stockholders. In addition, LTI awards granted to our CEO during the five most recent fiscal years include a one-year holding period for shares acquired from the exercise of SARs or the vesting of restricted stock or RSUs.

•
Hedging and Pledging Prohibited - Our Insider Trading Policy prohibits directors and certain employees, including executive officers, from transactions in our stock except during specified window periods and prohibits directors and all employees from pledging of our common stock unless certain stringent requirements are met and prohibits directors and all employees from engaging in hedging of our common stock.

•
Independent Compensation Consultant - As discussed in the "Compensation Decision Roles" section of this CD&A, the Committee has exercised its authority to retain the services of an independent compensation consultant.

Compensation Decision Roles

The Committee has final approval on the determination of all compensation recommendations for our NEOs and other executive officers, authorizes all awards under the 2004 and 2014 LTIPs, recommends or reports its decisions to the Board and oversees the administration of the compensation programs for executive officers, including the NEOs.  Decisions regarding non-equity compensation of other employees are made by management.  The chief executive officer annually reviews the performance of each NEO and other executive officers and makes recommendations with respect to salary adjustments and incentive amounts to the Committee.  The Committee’s annual review of the chief executive officer’s performance includes feedback from the Board and members of our senior management team.  Management is responsible for developing and maintaining an effective compensation program throughout the Company.  The Committee’s charter lists the specific responsibilities of the Committee and is available on our website at www.AdvanceAutoParts.com.

The Committee has engaged Frederic W. Cook & Co., Inc. ("Cook"), an independent consulting firm, to provide advice and assistance to the Committee when making compensation decisions for our NEOs, as well as for other senior executives.  Cook reports directly to the Committee, and all services provided by Cook are provided on behalf of the Committee.  Cook provides information regarding market compensation levels and practices, assists the Committee in the review and evaluation of such compensation levels and practices and advises the Committee regarding compensation decisions, particularly with respect to the compensation of our chief executive officer.  Cook also provides information and advice on non-employee director compensation.  A principal of Cook attends meetings of the Committee, as requested, and communicates with the Chair of the Committee, as necessary or advisable, between meetings.  Cook does not provide any non-executive compensation services to us directly or indirectly through affiliates.  In 2015, Cook did not provide any services to us other than those requested by the Committee Chair and those related to Cook’s engagement as an independent consultant to the Committee. The Committee has considered the independence factors in applicable SEC rules and NYSE Listing Standards and other facts and circumstances and concluded that the services performed by Cook did not raise any conflict of interest.

Compensation Philosophy and Objectives

Our executive compensation philosophy is straightforward – we pay for performance.  Our executives are accountable for the performance of the business and are compensated based on that performance.  Our executive compensation programs are designed to attract and retain top executive talent and motivate them to achieve outstanding operational and financial performance.  This performance, in turn, builds value for our stockholders.  Our programs aim to ensure that:

•	compensation is linked to annual and long-term performance goals that are structured to align the interests of executive officers with those of our stockholders;

•	our executive officers are rewarded for achieving sustainable, profitable growth;

•	our executive officers are rewarded for growing and retaining customer relationships;

•	a significant portion of total compensation is stock-based, thereby further aligning the interests of executive officers and of our stockholders; and

•
compensation opportunities are competitively positioned with compensation opportunities for executive officers of our peer group so we can attract, retain and motivate the superior management talent essential to our long-term success.

Setting Executive Compensation

In determining appropriate compensation opportunities for our NEOs, the Committee reviews competitive market data provided by Cook on compensation practices among a peer group of other specialty retailers.  On behalf of the Committee, Cook conducts an annual review, which includes an annual competitive review of the compensation practices of our peer companies, including named executive officer pay levels and compensation mix.  This review also includes the aggregate long-term incentive grant practices of our peer companies, including potential share dilution from equity compensation grants, annual share usage and aggregate long-term incentive compensation costs.

The Committee considers information from the peer group regarding executive compensation levels and practices and our relative performance against peer companies.  Peer group companies are selected based on their similarity to us with respect to several factors, including sales, store and employee count, market capitalization, customer profile, and business-to-business and direct-to-customer business models.  In 2014, the Committee selected the following companies, which include several of our direct competitors as well as other specialty retailers with both commercial distribution and retail businesses similar to our size, to comprise the peer group used in competitive comparisons of executive compensation levels and to help the Committee evaluate compensation opportunities for 2015:

AutoZone, Inc.	Genuine Parts Company	The Sherwin-Williams Company
Dollar General Corporation	LKQ Corporation	Staples, Inc.
Dollar Tree, Inc.	Office Depot, Inc.	Tractor Supply Company
Family Dollar Stores, Inc.	O’Reilly Automotive, Inc.	Wesco International, Inc.
Fastenal Company	PetSmart, Inc.	W.W. Grainger, Inc.

In August 2015, Cook conducted its annual review of our comparative peer group to ensure the companies remained appropriate and relevant for use in competitive compensation analyses as well as to measure our relative performance for 2016.  At that time, PetSmart, Inc.was removed from the peer group due to its acquisition by a private equity firm in March 2015.

A similar, historically relevant peer group of companies is used for determination of our relative EVA performance for our annual performance-based long-term incentive awards granted prior to December 2013. The companies selected by the Committee to comprise the peer group for determination of our relative EVA performance ("EVA Peer Group") were:

AutoZone, Inc.	LKQ Corporation	The Sherwin-Williams Company
Bed Bath & Beyond Inc.	OfficeMax Incorporated	Tractor Supply Company
Dollar General Corporation	O’Reilly Automotive, Inc.	Uni-Select Inc.
Dollar Tree, Inc.	Pep Boys-Manny Moe & Jack	Wesco International, Inc.
Family Dollar Stores, Inc.	PetSmart, Inc.	Williams-Sonoma, Inc.
Fastenal Company	RadioShack Corporation	W.W. Grainger, Inc.
Genuine Parts Company

The Committee also utilized the 2015 National Retail Industry database provided by Hay Group, an independent consulting firm retained by management, as another reference point for executive compensation decisions in 2015.  Hay Group collected data from a broad group of approximately 70 retail companies with which we compete for key management and executive talent.

Competitive Positioning of Executive Compensation Levels

For 2015, the Committee established base salary, annual incentive opportunities and long-term incentive target grants for our NEOs primarily with reference to the peer group data provided by Cook.  The Hay Group compensation data was used as a secondary reference point.  In general, we try to position total compensation, as well as each component of compensation for the NEOs, at the competitive median. Some of our NEOs may have some components of total compensation below the competitive median, for example, in the case where the executive is new to his or her position. The target annual cash compensation of our chief executive officer in 2015 was between the 25th and 50th percentile in order to more strongly emphasize the long-term incentive component of his compensation. Executives have the potential to earn significantly higher compensation when our performance significantly exceeds performance goals or significantly lower compensation if our performance falls short of performance goals.

Executive Compensation Components

The principal components of compensation for our executive officers are:

•	base salary, which is intended to compensate executives for their primary responsibilities and individual contributions;

•	performance-based cash incentives, which are intended to link annual incentive compensation with our annual performance achievements and operating results;

•	long-term equity incentives, which are intended to link long-term incentive compensation with our long-term value creation; and

•	retirement savings and other compensation.

Although there is no pre-established policy or target for the allocation between specific compensation components, the majority of an executive officer’s annual total target compensation is determined by our performance as compared to performance goals established for our annual and long-term incentive plans. We believe this approach reflects our objective of aligning the interests of our executives and stockholders without encouraging excessive or unnecessary risk-taking.

The table below illustrates how total compensation for our NEOs for Fiscal 2015 was allocated between performance-based and fixed components, how performance-based compensation is allocated between annual and long-term incentive components and how total compensation is allocated between cash and equity components.

2015 Total Compensation Mix Table (a)

	Percentage of Total Compensation that is:		Percentage of Performance- Based Total that is:		Percentage of Total Compensation that is:
Name	Performance- Based	Fixed	Annual	Long-Term	Cash	Equity
Darren R. Jackson(b)	58%	42%	100%	—%	100%	—%
Michael A. Norona	71%	29%	37%	63%	56%	44%
George E. Sherman	78%	22%	31%	69%	46%	54%
Tammy M. Finley	76%	24%	27%	73%	44%	56%
Charles E. Tyson	68%	32%	41%	59%	60%	40%

(a)
Only amounts for base salary, annual incentive compensation and long-term incentive compensation (SARs and RSUs) were included in calculating the percentages in this table.  Other forms of compensation shown in the "Summary Compensation Table" are not included. These percentages are based on annualized target total compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the “Summary Compensation Table” and supplemental tables provided later in this Proxy Statement.

(b)
Excludes the impact of Mr. Jackson's award modification described in the "Summary Compensation Table" of this Proxy Statement. Because Mr. Jackson's retirement from the Company had been announced prior to the date of the annual LTI grant in December 2015, he did not receive an LTI grant in Fiscal 2015.

Base Salary

The Committee reviews the information provided by Cook regarding executive officers’ base salary levels compared to the base salaries of executives of companies in our peer group as presented in their latest available proxy statements.  The Committee also reviews the chief executive officer’s assessment of each executive officer’s individual performance and responsibilities to determine appropriate compensation for each executive officer.  The Committee has determined that, in order to enable us to attract and retain the executive talent important to our long-term growth, the compensation strategy should generally aim to position base salaries at or slightly below the median of the Cook peer group data as described in the "Competitive Positioning of Executive Compensation Levels" section above.

In determining base salaries for executive officers, as well as in determining incentive compensation opportunities, the Committee reviews each executive officer’s performance on both an objective and subjective basis.  The Committee considers the chief executive officer’s most recent evaluation of an executive’s performance, along with the executive’s scope of responsibilities and our performance.  All executives have goals established near the beginning of the fiscal year.  Each executive officer’s specific annual goals are related to our business strategy of focusing on improving financial and operational results.  Individual goals for Fiscal 2015 included sales growth, profit growth and customer and Team Member retention, as well as integration-related objectives.  These measures, as well as leadership expectations and professional development goals, are intended to drive improved business results during the fiscal year while increasing the long-term viability of the business.  Further, the Committee reviews the competitive compensation data and exercises its judgment regarding base salary decisions for each executive.  Thus, if we have performed well as measured against our strategic goals, but an individual executive has fallen short of achieving his or her individual performance goals, the Committee may exercise its judgment in maintaining the executive’s base salary at a constant level from one year to the next, or the Committee may approve a smaller salary increase than would have been the case if the executive had achieved his or her individual performance goals.  Conversely, if the executive’s individual performance has been outstanding, he or she may receive a salary increase even when our performance may have fallen short. The base salaries of all of our NEOs were increased in Fiscal 2015, as shown in the table below, based on the Cook competitive review and reviews of the executives' 2014 performance. In addition, our EVP, Human Resources, General Counsel and Corporate Secretary and our President and Interim CEO, received a salary increase in January 2015 and November 2015, respectively, related to their promotions and assumption of additional responsibilities.

NEO Salary Increases in Fiscal 2015 Table

NEO	Base Salary Before Change	Base Salary After Change
Darren R. Jackson	$975,000	$1,050,000
Michael A. Norona	$550,000	$565,000
George E. Sherman	$675,000	$950,000
Tammy M. Finley	$300,000	$400,000
Charles E. Tyson	$475,000	$490,000

Annual Incentive Plan

Our compensation philosophy connects our executives’ potential annual earnings to the achievement of performance objectives designed to support execution of our business strategies.  Our Annual Incentive Plan ("AIP") provides for the payment of cash bonuses based upon our performance in relation to predetermined financial targets established during the first quarter of the fiscal year.  For Fiscal 2015, we established incentive targets so that total annual cash compensation at the target level would achieve the Committee's desired positioning relative to market data, with the opportunity for higher total annual cash compensation for correspondingly higher performance.  The overall AIP potential varies depending upon the executive’s position.  For Fiscal 2015, Mr. Jackson's AIP target was 135 percent of base salary and his target total annual cash compensation continued to be below the Cook peer group median, while maintaining a higher proportion of target equity compensation. This target pay mix was intended to retain the strong link of the CEO's compensation to longer-term performance and alignment with stockholders' interests. Mr. Sherman's AIP target increased from 100 percent to 135 percent of base pay in conjunction with his promotion and assumption of additional responsibilities in his new role as the President and Interim CEO in November 2015. AIP targets as a percentage of base salary for other NEOs were as follows: Mr. Norona—90 percent; Ms. Finley—85 percent; and Mr. Tyson—85 percent.  Threshold payout levels were 25 percent of the target level payout for enterprise operating income and 75 percent of the target level payout for enterprise sales. The range of potential AIP payouts for 2015 ranged from zero to 200 percent of each executive officer’s incentive target, so that executives could earn above-target payouts when performance significantly exceeded our fiscal year financial plan, or would receive below-target or no payouts when performance fell short of our goals.  All AIP target opportunities for our NEOs are issued under the stockholder-approved 2007 Executive Incentive Plan.

The Committee approved our executives’ 2015 AIP design and financial targets in March 2015 as part of the annual financial and operating planning process established by the Board.  Under the AIP approved by the Committee for Fiscal 2015, performance measures included achieving targeted enterprise operating income and sales results. These performance measures were selected based on their alignment with our key strategies, and they were weighted to reflect the significance of the key performance indicators in driving stockholder value.  The enterprise operating income performance target for the NEOs included synergy targets and integration costs associated with integration of GPI into the Company, reflecting the importance of achieving the desired outcomes of the GPI acquisition. We needed to achieve a minimum of 92.6 percent of the target level of operating income or 98.4 percent of the target level of sales in Fiscal 2015 for NEOs to receive any 2015 AIP payments.

2015 Annual Incentive Plan Performance Results Table

The following table shows the actual performance results for Fiscal 2015, as well as the threshold and target performance levels for Fiscal 2015.

		2015 Potential Payout Levels
Measure	Performance Weight	Threshold	100% of Target	200% of Target (Maximum)	Actual	Payout Percentage
Enterprise Operating Income ($ in millions)	80%	$929.3	$1,004.0	$1,048.2	$892.9	0.0%
Enterprise Sales ($ in millions)	20%	$9,966.2	$10,124.8	$10,228.6	$9,737.0	0.0%

Target level and actual enterprise operating income results exclude the impact of amortization related to the acquisition of GPI intangibles.  Actual enterprise operating income results also exclude $24.9 million of costs, primarily restructuring related, associated with our closure of 80 underperforming stores in Fiscal 2015. In Fiscal 2015, our performance with respect to enterprise operating income and enterprise sales fell below the incrementally higher threshold levels established by the Committee. Accordingly, our NEOs received no 2015 AIP bonus payments.

For additional information about our AIP, please refer to the "2015 Grants of Plan-Based Awards Table" contained in this Proxy Statement, which shows the threshold, target and maximum incentive amounts payable under the plan for our Fiscal 2015 performance.

Long-Term Incentive Compensation

Our executives receive long-term incentive compensation intended to link their compensation to our long-term financial success.  We typically grant awards in December prior to the start of each three-year vesting and performance period.

December 2012 Awards (2013-2015 Performance Period)

For the annual awards granted in December 2012, 50 percent of the target awards granted to Messrs. Jackson and Norona and 25 percent of the target awards to Ms. Finley and Mr. Tyson were awarded in the form of performance-based SARs and RSUs, which could vest based on our three-year EVA performance (defined below) relative to a defined peer group. In connection with the commencement of his employment with the Company, Mr. Sherman received a pro-rated annual award in May 2013 consistent with the terms of the awards granted to Messrs. Jackson and Norona in December 2012. Also in May 2013, Ms. Finley and Mr. Tyson received a pro-rated annual award consistent with the terms of the awards granted to Mr. Tyson in December 2012 because both Ms. Finley and Mr. Tyson were promoted in 2013. The remaining portions of the target awards were granted in the form of time-based SARs and RSUs, which vest in three approximately equal annual installments on the first three anniversaries of the date of grant, subject to the named executive officer’s continued employment. The terms of Mr. Jackson’s award require him to hold the shares realized upon the exercise of the SARs and the lapse of the restrictions on the restricted stock awards and RSUs, net of shares withheld to satisfy the applicable withholding tax requirements, for a period of one year.

The performance-based portion of the December 2012 awards could vest in whole or in part as of March 1, 2016, after certification by the Committee of the EVA performance for the three-year performance period as compared to the EVA performance of the EVA Peer Group.  EVA was adopted as the performance measure for these awards because it is a measure that is strongly aligned with the creation of long-term stockholder value.  For purposes of this program, EVA is defined as net operating profit after taxes ("After-Tax Operating Earnings"), less a charge for cost of capital as calculated on our total debt and equity ("Total Invested Capital") during the three-year performance period.  We utilize an independent consultant to prepare objective EVA performance calculations for us and our EVA Peer Group for the three-year performance period. The use of a peer group for these grants served as a measurement of alignment of long-term incentive compensation earned by executives with stockholder value created relative to that of the companies in our EVA Peer Group.

The table below provides a summary of the performance vesting criteria of the December 2012 (performance period 2013-2015) long-term incentive grants to our named executive officers.

2013-2015 Performance Vesting Table (Annual LTI Grant)

Long-Term Incentive Shares Vested as Percent of Target -CEO, CFO and President (a)	Long-Term Incentive Shares Vested as Percent of Target -Senior Vice Presidents (a)(b)	Company EVA Performance Compared To EVA Peer Group (c)
200%	200%	80th Percentile or more
100%	100%	50th Percentile
50%	75%	40th Percentile or lower

(a)
Represents the percent of SARs and RSUs issued compared to the executive's target grant, inclusive of the time-based portion.  For example, 1,000 SARs at target can increase to 2,000 SARs at maximum vesting. Vesting levels are pro-rated on a graduated scale between the minimum (50%) and maximum (200%) vesting levels, or between the minimum (75%) and maximum (200%) vesting levels in the case of Senior Vice Presidents.

(b)
Ms. Finley and Mr. Tyson, who are currently Executive Vice Presidents, were Vice President and Senior Vice President, respectively, at the time of the December 2012 Grant. Ms. Finley was promoted to a Senior Vice President position in March 2013.

(c)    Companies comprising our EVA Peer Group are defined in the "Setting Executive Compensation" section of this Proxy Statement.

Settlement of December 2012 Awards (2013-2015 Performance Period)

The performance-based portion of these awards vested on March 1, 2016 at 109 percent of target level, inclusive of the time-based portion, for each of our named executive officers, based on the Company's 53rd percentile EVA performance relative to our EVA Peer Group for the performance period.

March 2013 Special Performance-Based Long-Term Incentive Awards (2013-2015 Performance Period)

On March 1, 2013, the Committee granted a one-time special performance-based long-term incentive award to certain Team Members, including our named executive officers. Mr. Sherman received a pro-rated grant shortly after he joined the Company as President in 2013. The purpose of the grant was to support our long-term strategic plan that focused on improvement in operating performance. The special grant was made in the form of performance-based RSUs to be settled in shares of common stock, to the extent earned, at the end of the three-year performance period, which was comprised of our Fiscal Years 2013 through 2015. Each executive was granted a number of performance-based RSUs approximately equal in value to one times his or her base salary, as measured by the fair market value of our common stock on the date of grant. A maximum of 100 percent of the performance-based RSUs could be earned based on achievement of the specified target level of cumulative operating income during Fiscal Years 2013 through 2015. We believed the use of operating income as the performance measure would increase management's focus on generating business results which are critical to growing stockholder value. If the specified threshold level of cumulative operating income was achieved during the performance period, 50 percent of the target level award would vest. If the threshold performance objective was not achieved, no RSUs would vest. If our performance exceeded the threshold level but fell below the target level, a portion of the RSUs would vest in a proportional amount between the 50 percent threshold and 100 percent target level awards. Prior to vesting of the award, award recipients were not entitled to receive dividends or voting rights with respect to the performance-based RSUs.

The following table shows the actual cumulative performance results for Fiscal Years 2013 to 2015 as set forth in our audited financial statements, as well as the threshold and target performance levels for the 2013 special performance-based LTI award.

2013-2015 Performance Vesting Table (Special LTI Grant)

Measure	Threshold	100% of Target (Maximum)	Actual	Payout Percentage
Cumulative Operating Income ($ in millions)(a)	$2,305.0	$2,383.0	$2,414.1	100.0%

(a) For purposes of measuring our performance in relation to the 2013 special performance-based LTI award, and consistent with the terms of our 2004 LTIP, we excluded from cumulative operating income $76.2 million of restructuring costs. For additional information regarding the excluded costs, refer to Note 4 of our consolidated financial statements in our 2015 Form 10-K filed with the SEC on March 1, 2016.

December 2013 Awards (2014-2016 Performance Period), December 2014 Awards (2015-2017 Performance Period) and December 2015 Awards (2016-2018 Performance Period)

Beginning with the December 2013 annual LTI grant, the Committee modified both the composition of the award and the performance measures used to determine the amount of performance-based value that may be earned. In order to simplify the long-term incentive program and improve understanding of the program by all participants, commencing with the December 2013 annual grant, the number of types of LTI awards were reduced from four (time and performance-based RSUs and time and performance-based SARs) to two (time-based RSUs and performance-based SARs). For Messrs. Jackson, Sherman, Norona and Tyson, 50 percent of the target grant value for the annual LTI grants awarded in December 2013, December 2014 and December 2015 was awarded in the form of stock-settled performance-based SARs, and 50 percent was granted in the form of time-based RSUs under the 2004 LTIP or 2014 LTIP. For Ms. Finley, 67 percent of the December 2013 and December 2014 target grant value was awarded in the form of stock-settled performance-based SARs, and 33 percent was granted in the form of time-based RSUs under the 2004 LTIP and the 2014 LTIP. Fifty percent of Ms. Finley's December 2015 target grant value was awarded in the form of stock-settled performance-based SARs, and 50 percent was granted in the form of time-based RSUs under the 2014 LTIP.

Messrs. Jackson, Norona, Sherman and Tyson were granted the majority of their awards for the 2014-2016 performance period in December 2013. Following the completion of our acquisition of GPI in early January 2014, on February 10, 2014, they each received additional equity grants under the 2004 LTIP, subject to the same goals for the 2014-2016 performance period. These additional grants were intended to bring each executive's target total direct compensation opportunity to a level competitive with our revised peer group of companies listed on page 25 of this Proxy Statement given our larger post-acquisition size. Ms. Finley received a pro-rated LTI grant in February 2015 for the 2015-2017 performance period in conjunction with her promotion to the position of EVP, Human Resources, General Counsel and Corporate Secretary.

In order to focus the efforts of our Team Members on two critical factors that consistently drive stockholder value, the Committee chose three-year cumulative operating income and three-year average comparable store sales growth, weighted equally, as the performance measures for the 2014-2016, 2015-2017 and 2016-2018 performance periods. We believe the use of these performance measures will continue to focus management's efforts on generating business results that will grow stockholder value and provide long-term incentive plan participants with performance measures that are familiar, understandable and easily communicated. The use of operating income as a primary performance metric for our AIP and LTI programs provides for consistency and alignment between short-term and long-term decision-making.

2016-2018 Performance-Based SARs Vesting Table

The table below provides a summary of the performance vesting criteria for the December 2015 long-term incentive grants to our NEOs.

One half of the performance-based SARs may vest according to our operating income results during the performance period, according to the following schedule:

Potential Plan Payout Levels	Cumulative Operating Income Achieved During the Performance Period ($)	Potential Payout % of This Portion of LTI Award (a)
Maximum	104.9% of target level Operating Income	200%
Target	Target level Operating Income	100%
Threshold	92.8% of target level Operating Income	25%
Below Threshold	Below 92.8% of target level Operating Income	0%

The remaining 50 percent of the performance-based SARs may vest based upon our average annual comparable store sales growth during the performance period calculated in a manner consistent with our current comparable store sales policy, according to the following schedule:

Potential Plan Payout Levels	Average Annual Comparable Store Sales Growth During the Performance Period	Potential Payout % of This Portion of LTI Award (a)
Maximum	166.7% of target level growth	200%
Target	Target level growth	100%
Threshold	62.5% of target level growth	25%
Below Threshold	Below threshold level growth	0%

(a)
Represents the portion of performance-based SARs that may be earned as compared to the target level of the performance-based SARs granted to each executive.  For example, 1,000 SARs at target can increase to 2,000 SARs at maximum vesting. Vesting levels are pro-rated on graduated scales between the threshold (25%) and target (100%) vesting levels and between the target (100%) and maximum (200%) vesting levels.

The Committee established long-term incentive guidelines for each executive level after considering competitive long-term incentive grant values provided to similarly-positioned executives of the Cook peer group companies.  The Committee also considers the individual executive’s potential impact on our future performance and most recent performance evaluation when awarding individual grants.  The "Base Salary" section of this Proxy Statement provides more information regarding the factors considered to determine whether each individual executive’s award should be adjusted as compared to the guideline level previously established for the executive.

All equity awards to executive officers are approved by the Committee.  The Committee approved the guidelines for the December 2015 annual long-term incentive awards and the final performance metrics prior to the December 10, 2015 grant date. The approved grant values were converted into a number of SARs and RSUs based on the closing price of our common stock on the date of grant and for the SARs, the Black-Scholes value.  Executives who are hired or promoted during the fiscal year are generally eligible to receive prorated long-term incentive grants shortly after their hire or promotion date based on the long-term grant guidelines approved by the Committee for the fiscal year.  For newly hired executive officers, the Committee approves compensation arrangements containing equity awards as deemed appropriate.  The "2015 Grants of Plan-Based Awards" and "Outstanding Equity Awards at 2015 Fiscal Year-End" tables contained in this Proxy Statement provide additional information about our NEOs’ 2015 long-term incentive awards.

Retirement Savings Programs

Executives are eligible to participate in our 401(k) plan, along with our other eligible employees, once they meet eligibility requirements. We provide the same match offered to all our employees.  During 2015, we matched 50 percent of each dollar up to 6 percent of executives’ contributions or the maximum contributions permitted by Internal Revenue Service ("IRS") plan testing limitations, whichever is lower.  Generally, executives’ ability to accumulate retirement savings through our 401(k) plan is limited due to Internal Revenue Service limitations with respect to highly compensated employees.  Consequently, we have established a non-qualified deferred compensation plan for NEOs and certain other eligible executives.  Pursuant to the plan, eligible employees were able to defer up to 50 percent of their annual salary and up to 50 percent of their bonus earnings in

2015.  Earnings on deferrals, if any, depend on the market-based investment funds selected by the executives.  We do not match executives’ deferrals into the non-qualified deferred compensation plan.  All compensation deferred under this plan is distributed in cash to the executive on a future date elected by the participating executive or upon termination of employment, whichever occurs first.  Distribution of deferred compensation payments must occur at least six months following termination of employment.

Executive officers and senior vice presidents may also voluntarily defer up to 50 percent of their base salary into our deferred stock unit plan.  Deferred earnings are converted into equivalent stock units of our stock at 100 percent of the market price based on the closing price of our stock on the deferral date.  Prior to the beginning of the year in which the deferrals begin, eligible executives must make irrevocable participation elections and designate future distribution dates for both the deferred compensation and deferred stock unit plans.  All deferred stock units, or DSUs, are settled in our stock.

Detailed information about deferrals made by NEOs is presented in the "2015 Non-Qualified Deferred Compensation Table" contained in this Proxy Statement.

Other Compensation

Taxable perquisite allowances are provided to NEOs and certain other executives under our Executive Choice Plan.  In 2014 at the Committee’s recommendation, the Company changed the Executive Choice Plan from a paid allowance to a reimbursement program supporting executives’ personal financial planning, to enable executives to take full advantage of the Company’s compensation programs and encourage them to take appropriate action relative to their financial affairs. Eligible executives receive reimbursement for services they receive for financial/estate planning, tax planning/preparation, and associated legal fees. The Committee believes the reimbursement amounts provided are reasonable and consistent with the objectives of the overall compensation program and better enable us to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of the Executive Choice Plan for NEOs.  For 2015, the maximum reimbursement amounts available were unchanged from the 2014 paid allowances provided: $15,000 for our Chief Executive Officer and $10,000 for our other NEOs. Reimbursement amounts for our NEOs are included in the "Summary Compensation Table" contained in this Proxy Statement. The Executive Choice Plan was discontinued effective January 2016.

During 2015, our NEOs were also eligible for personal use of our aircraft on a limited basis subject to certain limitations set forth in the aircraft use policy approved by the Committee, which limits the maximum value to $100,000 for personal use by our Chief Executive Officer on an annual basis.  Personal use of our aircraft by other NEOs was required to be approved by the Chief Executive Officer.  Executives do not receive tax gross-ups with respect to their perquisite allowances or personal use of our aircraft. Effective January 2016, the personal use of our aircraft is no longer permitted.

In order to take advantage of synergies following the acquisition of GPI, in June 2014 the Board approved plans to close our Minneapolis, Minnesota and Campbell, California offices and relocate their operations to existing offices in Newark, California, Roanoke, Virginia and Raleigh, North Carolina. During 2015, the Company closed our Minneapolis office and relocated Mr. Jackson's office to Raleigh, and he received reimbursement of temporary living expenses under the terms of the Company's relocation program.

Employment Agreements

We compete for executive talent, and we believe that providing severance protection plays an important role in attracting and retaining key executives.  Accordingly, we have entered into employment agreements with all NEOs and other selected senior executives.  The agreements for our NEOs automatically renew for an additional one-year term unless either party provides notice of non-renewal at least 90 days prior to the end of the then effective term.  We entered into an employment agreement with Mr. Jackson on January 7, 2008, when he became our President and Chief Executive Officer.  We entered into an employment agreement with Mr. Norona on June 4, 2008. We entered into employment agreements with Messrs. Sherman and Tyson effective April 29, 2013. We entered into an employment agreement with Ms. Finley effective January 4, 2015. During Fiscal 2014, the employment agreements of Messrs. Norona, Sherman and Tyson were amended effective June 17, 2014 to provide their employment location would be Raleigh, North Carolina, in conjunction with our establishment of our second store support center following our acquisition of GPI. In August 2015, Ms. Finley's employment agreement was amended to clarify certain post-employment obligations.

The agreement with each NEO specifies annual base salary and annual performance-based cash target bonus amounts for each executive, calculated as a specified percentage of the executive’s base salary.  The performance measures are determined by the Committee annually and are consistent with the measures applied to other senior executives.  Each NEO is eligible to participate in all of our applicable benefit plans and programs pursuant to the terms of such programs.

If the executive’s employment is terminated in the event of the executive’s death, we have agreed to pay to the executive’s designated beneficiary or estate an amount equal to one year of base salary at the rate then in effect, plus an amount equal to the executive’s target level bonus in effect at the time of the executive's death. In the event of termination of employment due to disability as defined in the agreement, the executive will receive a lump sum payment amount equal to 30 percent of base salary at the rate then in effect, plus an amount equal to the executive’s target level annual bonus then in effect in addition to the benefits payable under our qualified group disability plan.  Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees.

In addition, under the terms of the long-term incentive awards, if the executive’s employment is terminated on account of death or disability, all time-based restricted stock, RSUs and SARs granted to the executive pursuant to our 2004 and 2014 LTIPs or any successor plan will vest and become exercisable if not then vested or exercisable.  If the executive’s employment is terminated on account of death, disability or retirement prior to the vesting date of the executive’s performance-based SARs or restricted shares or RSUs, the performance-based SARs and restricted shares or RSUs will become eligible for exercise or issuance on the normal vesting date for performance-based awards on a pro-rata basis for the time that the executive was employed during the performance period.  The pro rata amount of performance SARs or RSUs that will become eligible for exercise or issuance will be based on our actual performance through the end of the performance period.

If we terminate the executive’s employment without "Due Cause" or if the executive terminates his or her employment for "Good Reason," as defined in the agreements, other than following a Change in Control, as defined in the 2004 LTIP, or as defined in the 2014 LTIP in the case of Ms. Finley, the executive will be entitled to a lump sum severance payment in an amount equal to one year of base salary at the rate then in effect. Mr. Jackson was also entitled to the prorated value, if any, of the annual Executive Choice Plan, based on the duration of service during the year of his employment termination.  In addition, Messrs. Jackson, Sherman and Tyson and Ms. Finley will be entitled to receive an amount equal to an average of the past three years' annual bonus payments, and Mr. Norona will be entitled to receive an amount equal to an average of the past five years' annual bonus payments. Any performance-based grants of SARs and RSUs will vest immediately on a pro-rata basis based on our performance for the amount of time the executive was employed during the performance period measured as of the most recently completed fiscal quarter. Executives are also granted a right to continue their medical benefits for one year post-termination at the same cost as active employees and to receive outplacement services for a period of up to one year.

If, within twelve months after a Change in Control, we terminate the executive officer’s employment other than for Due Cause, death or disability, or the executive terminates the executive officer’s employment for Good Reason, the executive will be entitled to receive a lump sum severance payment in an amount equal to two times base salary at the rate then in effect, plus two times the target annual bonus amount then in effect. Mr. Jackson was also entitled to receive the prorated value, if any, of the annual Executive Choice Plan, based on the duration of service during the year of his employment termination.  In addition, we will provide the executive certain outplacement services for a period of up to one year.  In the event of a Change in Control, all time-based SARs and RSUs will vest and become exercisable only if the acquiring entity does not exchange or replace the LTI grants or upon termination of employment without Due Cause within 24 months following the Change in Control event. Performance-based SARs and RSUs will vest at the same time on a pro rata basis based on our performance for the amount of time the executive was employed during the performance period measured as of the most recently completed fiscal quarter prior to the Change in Control event. Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees.

In the event of a Change in Control, the employment agreements provide that if payments upon termination of employment related to a Change in Control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to him or her (after taking into consideration the payment of all income and excise taxes that would be owed as a result of the Change in Control payments), we will reduce the Change in Control payments by the amount necessary to maximize the benefits received by him or her, determined on an after-tax basis. The Change in Control payments are not eligible for tax gross-up payments.

The executives are subject to standard confidentiality and non-disparagement agreements during and following their employment.  To the extent permitted by law, each executive has also agreed not to compete with us, not to recruit or employ our employees in other businesses and not to solicit our customers or suppliers for competitors during the term of the executive’s employment and for one year following termination of employment.  Mr. Jackson agreed that he will not compete with us for two years following his termination of employment.  In order to receive any payments or benefits under the employment agreement after termination of employment, the executive or his or her legal representative must execute a release that is satisfactory to us. The employment agreements with all of our NEOs provide that any incentive compensation granted to the executive by us is subject to our Incentive Compensation Clawback Policy as adopted by our Board or the Compensation Committee from time to time.

On November 11, 2015, the Company entered into a Mutual Separation and Release Agreement (the “Release Agreement”) with Mr. Jackson, effective upon his retirement from the Company at the end of Fiscal 2015, under which he has received severance benefits consistent with the provisions of his employment agreement with the Company, including payment of an amount equal to one times his annual base salary and the average of the bonus payments made to him for the fiscal years 2013 through 2015. The Company also agreed to provide Mr. Jackson with certain additional benefits, including treatment as a retiree for purposes of his unvested equity grants and the right to continue his medical benefits for up to eighteen months post-termination at the same cost as active employees. Mr. Jackson agreed to certain non-competition and non-solicitation obligations as well as to cooperate with the Company as needed for a period of two years.

On November 11, 2015, the Company and Mr. Sherman entered into a second amendment to his employment agreement in conjunction with his appointment as the Company's interim CEO commencing in Fiscal 2016. The agreement established Mr. Sherman's base salary for the time that he serves as the Company’s interim CEO and increased his annual target bonus opportunity for Fiscal 2016.

Effective September 15, 2011, our Board appointed Mr. Jimmie L. Wade, who previously served as our President, to serve as a director and a member of the Board's Finance Committee. Effective January 1, 2012, Mr. Wade transitioned from his role as our President, and he continued to be employed by us through the end of fiscal year 2015. Mr. Wade entered into a new employment agreement effective January 1, 2012, which replaced his prior employment agreement and provided for an annual base salary of $150,000 and a reduced lump sum severance payment equal to $300,000 if his employment with us ended as the result of death or if we terminated his employment without "Due Cause" or if Mr. Wade terminated his employment for "Good Reason," as defined in the agreement, or following a Change in Control, as defined in the 2004 LTIP. Mr. Wade's employment agreement also provided for a reduction in Change in Control payments in the manner described above with regard to our NEOs' employment agreements. In the event of termination of employment due to disability as defined in the agreement, Mr. Wade was entitled to receive a lump sum payment amount equal to 30 percent of base salary at the rate then in effect in addition to the benefits payable under our qualified group disability plan.  Mr. Wade's agreement continued to contain standard confidentiality, non-disparagement, non-interference and non-compete provisions. During the term of his employment agreement, Mr. Wade did not receive non-management director compensation, but he was eligible to receive an annual grant of restricted stock awards with a value of at least $100,000. On March 4, 2014, his agreement was amended, effective January 1, 2014, to increase his annual base salary to $250,000 and to provide that he was entitled to receive an annual grant of time-based restricted stock or RSU awards with a value of at least $250,000 in conjunction with his agreement to assume additional strategic and leadership responsibilities related to the GPI integration and talent development of our senior leadership. The amended agreement also permitted Mr. Wade to elect continued medical coverage following termination of employment until age 65 in the event that the medical coverage benefit provided by his agreement would otherwise expire before that time. On March 12, 2015, his agreement was amended, effective January 1, 2015, to decrease his annual base salary to $185,000 and to provide that he was entitled to receive an annual grant of time-based restricted stock or RSU awards with a value of at least $125,000 to compensate him for the ongoing strategic leadership he was expected to provide in 2015 as well as more closely align his compensation with the non-management members of the Board. His agreement remained unchanged in all other respects. Effective January 2, 2016, Mr. Wade retired from his employment with the Company, but he continued his service with the Company as a member of the Board of Directors. He has received payments in conjunction with the termination of employment consistent with the terms of his employment agreement. Commencing with Fiscal 2016, Mr. Wade will be compensated as a non-management director.

Ownership Guidelines

We have had stock ownership guidelines in place since 2006 that prescribe required levels of stock ownership and the timeline for achieving the required levels of stock ownership by NEOs.  These guidelines are designed to further strengthen and align our leadership with stockholders’ interests and to enhance stockholder value over the long term.  Details of the current guidelines are included in the "Stock Ownership Guidelines for Directors and Executive Officers" section of this Proxy Statement and are posted on our website.  As of the end of our 2015 fiscal year, all NEOs have achieved their required ownership levels.

The terms of Mr. Jackson’s awards commencing in December 2010 require him to hold the shares realized upon the exercise of the SARs and the lapse of the restrictions on the restricted stock awards, net of shares withheld to satisfy the applicable withholding tax requirements, for a period of one year.

Tax Deductibility of Pay

In designing our executive compensation programs, we consider the potential impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year paid to our NEOs.  Compensation paid in accordance with a stockholder approved performance-based incentive plan is exempt from Section 162(m) and is tax-deductible by us.  Our 2007 Executive Incentive Plan was established and approved by our stockholders in 2007.  All 2015 annual incentives available to our NEOs were subject to performance measures established and certified by the Committee consistent with the provisions of the Executive Incentive Plan.  The stockholder-approved 2004 and 2014 LTIPs enable us to exclude from the $1,000,000 limit any performance-based compensation resulting from long-term incentives or other qualifying awards granted under the plan to our NEOs.  SARs and the performance-based portion of our restricted shares and RSUs were structured and administered with the intention to meet the tax-deductibility requirements of Section 162(m) of the Internal Revenue Code.  We intend to structure compensation programs to meet the requirements of Section 162(m), other than time-based restricted stock or RSUs, which are not considered performance-based under Section 162(m) of the Internal Revenue Code.  Accordingly, awards of time-vested restricted stock or RSUs are generally not deductible by us to the extent that an individual's compensation exceeds the $1,000,000 limit of Section 162(m).  However, the Committee retains the authority to award compensation which may not be fully deductible by us. At the 2012 Annual Meeting, our stockholders re-approved the performance objectives for the 2007 Executive Incentive Plan and the 2004 LTIP to maintain the Committee's ability to grant qualified "performance-based" compensation under Section162(m) of the Internal Revenue Code. The 2014 LTIP was approved by our stockholders at the 2014 Annual Meeting.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table provides the compensation earned by our chief executive officer, principal financial officer and the other three most highly compensated executive officers as of the end of each of the last three completed fiscal years. Fiscal 2014 was comprised of 53 weeks.

			Bonus	Stock Awards (b) (d) (e)	Option or SAR Awards (c) (d) (e)	Non-Equity Incentive Plan Compensation	All Other Compensation (g) (h) (i)
Name and Principal Position		Salary	(a)	(l)	(l)	(f)	(j) (k)	Total
	Year	($)	($)	($)	($)	($)	($)	($)

Darren R. Jackson	2015	$1,034,138	—	$2,282,116	$2,586,512	$—	$1,459,877	$7,362,643
Former Chief Executive Officer	2014	930,288	—	1,625,160	1,625,031	—	123,232	4,303,711
	2013	700,000	—	1,375,028	1,375,018	774,962	57,926	4,282,935

Michael A. Norona	2015	561,834	—	425,080	425,006	—	16,459	1,428,379
EVP, Chief Financial Officer	2014	560,570	150,000	450,066	450,057	—	395,815	2,006,508
	2013	528,847	—	400,097	400,017	425,120	16,750	1,770,831

George E. Sherman	2015	744,715	—	900,089	900,017	—	8,846	2,553,667
President and Interim Chief Executive Officer	2014	670,674	—	600,110	600,037	—	581,962	2,452,783
	2013	415,382	—	634,684	903,877	398,548	190,725	2,543,216

Tammy M. Finley	2015	400,005	—	469,339	469,284	—	6,283	1,344,911
EVP, Human Resources, General Counsel and Corporate Secretary

Charles E. Tyson	2015	486,834	—	300,030	300,030	—	16,014	1,102,908
EVP, Merchandising, Marketing & Supply Chain	2014	478,375	—	350,091	350,041	—	447,406	1,625,913
	2013	436,779	—	280,348	340,906	312,658	15,924	1,386,615

(a)	Represents a special cash bonus of $150,000 Mr. Norona received in Fiscal 2014 for the key role he played in the acquisition of GPI.

(b)
Represents the grant date fair value of RSUs granted for each year.  The grant date fair value is calculated using the closing price of our common stock on the date of grant. For additional information regarding the valuation assumptions of this award, refer to Note 17 of our consolidated financial statements in the 2015 Form 10-K filed with the SEC on March 1, 2016. See the "2015 Grants of Plan-Based Awards Table" and "Outstanding Equity Awards at 2015 Fiscal Year-End Table" in this Proxy Statement for information on stock awards granted in 2015 and prior years.  These amounts reflect the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Statement of Codification Topic 718 ("ASC Topic 718"), and do not correspond to the actual value that may be realized by the NEOs.  Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.

(c)
Represents the grant date fair value of SARs granted for each year.  For additional information regarding the valuation assumptions of this award, refer to Note 17 of our consolidated financial statements in the 2015 Form 10-K filed with the SEC on March 1, 2016. See the "2015 Grants of Plan-Based Awards Table" and "Outstanding Equity Awards at 2015 Fiscal Year-End Table" in this Proxy Statement for information on SARs awards granted in 2015 and prior years.  These amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, and do not correspond to the actual value that may be realized by the NEOs.  Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.

(d)
The maximum value for awards (based on grant-date fair values), assuming the highest level of performance is achieved for performance awards granted, is provided for each executive in the table below. For Mr. Jackson, the amount represents the highest incremental value of his modified awards assuming the highest level of performance is achieved.

Name	Year	RSUs Maximum Grant-Date Fair Value ($)	SARs Maximum Grant-Date Fair Value ($)	Maximum Grant-Date Fair Value of Stock Awards and SARs ($)

Mr. Jackson	2015	$—	$7,575,815	$7,575,815
	2014	—	3,250,061	3,250,061
	2013	700,007	2,750,036	3,450,044

Mr. Norona	2015	—	850,012	850,012
	2014	—	900,114	900,114
	2013	541,790	800,034	1,341,825

Mr. Sherman	2015	—	1,800,034	1,800,034
	2014	—	1,200,074	1,200,074
	2013	802,680	1,807,755	2,610,435

Ms. Finley	2015	—	938,569	938,569

Mr. Tyson	2015	—	600,060	600,060
	2014	—	700,082	700,082
	2013	505,903	681,811	1,187,714

For 2013, amounts for RSUs represent the maximum value of the special long-term incentive grants and any off-cycle grants that executives received. Beginning with the December 2013 grant, the target award for purposes of calculating performance vesting consists solely of the performance award granted.  Therefore, the maximum value does not include RSUs granted to executives between December 2013 and December 2015 due to fact that they are 100 percent time-based. More information is provided in the "2015 Grants of Plan-Based Awards Table" in this Proxy Statement.

(e)
Ms. Finley received an off-cycle grant of RSUs and SARs in February 2015 as a result of her promotion and increase in her job responsibilities. More information is provided in the "2015 Grants of Plan-Based Awards Table" in this Proxy Statement.

(f)
For 2013, amounts in this column were paid to the named executives in February 2014, for the preceding fiscal year’s performance according to the terms of the annual incentive plans in effect for each respective year. No annual incentive awards were earned for 2014 and 2015 performance.

(g)	Includes Company matching contributions according to the terms of the Company's 401(k) plan.

(h)	Includes life insurance premiums paid by the Company for each executive.

(i)
Includes executive allowances reimbursed for each executive in 2015. Information about these taxable perquisites is discussed under the heading "Other Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement.

(j)
Includes a severance cash payment for Mr. Jackson of $1,308,000, reimbursement of $65,532 for temporary living expenses, reimbursement of $10,000 for Mr. Jackson's legal fees pursuant to his separation and release agreement, and a COBRA premium offset for eighteen months of $11,415.

(k)
This column also includes the value of any personal use of the Company aircraft calculated at the incremental cost to the Company related to personal use of the Company aircraft.  Individual expenses related to aircraft use for 2013, 2014 and 2015 are provided in accordance with the Company's aircraft use policy. For 2015, reportable compensation for Mr. Jackson is $41,795 related to Company aircraft use.  There was no reportable compensation for other NEOs related to Company aircraft use. The incremental cost to the Company for personal use of Company aircraft is calculated based on our primary variable operating costs, including fuel, maintenance and other miscellaneous variable costs.  All personal use of the Company aircraft is reportable as taxable wages for executives and no tax reimbursements are provided by the Company.

(l)
For Mr. Jackson, represents the incremental fair value associated with awards modified for Mr. Jackson during 2015, calculated in accordance with ASC Topic 718. These awards were modified in connection with the separation agreement reached between the Company and Mr. Jackson, as further described in this Proxy Statement under the heading "Employment Agreements," to permit Mr. Jackson's LTI awards that were unvested as of the date of his retirement from the Company at the end of Fiscal 2015 to vest, based on the Company's performance during the relevant performance periods, as applicable, as if Mr. Jackson had satisfied the definition of Retirement contained in his respective LTI award agreements. Mr. Jackson did not receive an LTI award during Fiscal 2015.

2015 Grants of Plan-Based Awards Table
The following table sets forth information concerning grants of cash and stock-based awards made under our annual and long-term incentive plans during 2015.  The threshold, target and maximum non-equity incentive award amounts shown in the table represent the amounts to be paid if our performance had met the respective levels of the applicable performance measures.  The performance measures are more fully described under the heading "Annual Incentive Plan" in the Compensation Discussion and Analysis section of this Proxy Statement.  The threshold, target and maximum equity incentive award amounts shown in the table represent the amounts to be paid if our performance meets the respective level of applicable performance measures as more fully described under the heading "Long-Term Incentive Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Award (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	Exercise Price of Option Awards ($/sh) (d)	Grant Date Fair Value of Stock and Option Awards ($) (e) (f)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Jackson	1/1/2015	$491,697	$1,404,849	$2,809,699	—	—	—	—	$—	$—
	11/11/2015	$—	$—	$—	—	—	—	—	$—	$4,868,628
Mr. Norona	1/1/2015	177,387	506,821	1,013,642	—	—	—	—	—	—
	12/10/2015	—	—	—	2,911	11,644	23,288	—	151.76	425,006
	12/10/2015	—	—	—	—	—	—	2,801	—	425,080
Mr. Sherman	1/1/2015	284,084	811,670	1,623,340	—	—	—	—	—	—
	12/10/2015	—	—	—	6,165	24,658	49,316	—	151.76	900,017
	12/10/2015	—	—	—	—	—	—	5,931	—	900,089
Ms. Finley	1/1/2015	119,001	340,004	680,008	—	—	—	—	—	—
	2/17/2015	—	—	—	1,202	4,807	9,614	—	150.23	169,254
	2/17/2015	—	—	—	—	—	—	1,127	—	169,309
	12/10/2015	—	—	—	2,055	8,220	16,440	—	151.76	300,030
	12/10/2015	—	—	—	—	—	—	1,977	—	300,030
Mr. Tyson	1/1/2015	145,219	414,912	829,824	—	—	—	—	—	—
	12/10/2015	—	—	—	2,055	8,220	16,440	—	151.76	300,030
	12/10/2015	—	—	—	—	—	—	1,977	—	300,030

(a)	The non-equity incentive plan information represents our 2015 annual incentive plan.

(b)
These columns include performance-based SAR grants to our executives. For the December 2015 grants, our executives except for Mr. Jackson received 50 percent of their target annual award value granted in the form of performance-based SARs and the remaining 50 percent granted in the form of time-based RSUs, which are shown in separate rows, respectively.  The performance-based SARs may be earned on March 1, 2019, following certification by the Committee of the performance vesting achievement level during fiscal years 2016 through 2018. Our financial performance must meet the threshold level for executives to become eligible to receive any performance-based SARs. At the threshold level of performance, executives receive 25 percent of the target level of performance-based SARs. In order for the executive officers to earn the full performance-based SARs, our financial performance must equal the target level. If our financial performance exceeds the target level, executive officers may receive additional SARs up to a maximum of an additional 100 percent of the performance-based SARs. In February 2015, Ms. Finley received an off-cycle grant as a result of her promotion and increase in her job responsibilities. The grant is structured in the same way as our December 2014 grants, where the performance-based SARs may be earned on March 1, 2018, following certification by the Committee of the performance vesting achievement level during fiscal years 2015 through 2017.

(c)
This column includes the number of time-based RSUs awarded to each executive in December 2015, and for Ms. Finley, also includes her off-cycle grant awarded in February 2015. These shares will vest in three approximately equal annual installments commencing on the first anniversary date of the grant.

(d)	Stock prices shown are the exercise price of any SAR grants based on the closing price of our common stock on the date of grant.

(e)
The aggregate grant date fair value of the awards was computed in accordance with ASC Topic 718. The attainment of target level for performance awards was deemed probable at the date of grant for the December 10, 2015 annual grant and for the February 17, 2015 off-cycle grant. Accordingly, the grant date fair value was calculated at target level for these awards.

(f)
The amount shown for Mr. Jackson on November 11, 2015 represents the incremental fair value associated with awards modified during 2015, calculated in accordance with ASC Topic 718. These awards were modified in connection with the separation agreement reached between the Company and Mr. Jackson, as further described in this Proxy Statement under the heading "Employment Agreements," to permit Mr. Jackson's LTI awards that were unvested as of the date of his retirement from the Company at the end of Fiscal 2015 to vest, based on the Company's performance during the relevant performance periods, as applicable, as if Mr. Jackson had satisfied the definition of Retirement contained in his respective LTI award agreements. As a result of the modification, Mr. Jackson also vested in 11,723 time-based RSUs originally granted in December 2013, February 2014 and December 2014. These RSUs will convert to common stock and be distributed in accordance with the original vesting schedules for these awards.

The time-vested portions of the RSU awards granted in 2015 include rights to receive dividend payments in the same amount as paid to our stockholders, but do not include voting rights. Performance-based RSUs do not include dividend or voting rights. We paid quarterly cash dividends of $0.06 per share in 2015. All SAR grants have a term of seven years and must be settled in shares of our common stock.

Outstanding Equity Awards at 2015 Fiscal Year-End Table

The following table provides information concerning stock-based awards granted to our NEOs that were outstanding at the end of our last fiscal year.

		Option Awards (a)					Stock Awards (b)
									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. Jackson	12/1/2010	82,893	—	—	$66.15	4/1/2016	—	$—	—	$—
	12/1/2011	51,640	—	—	68.75	4/1/2016	—	—	—	—
	12/3/2012	53,739	—	63,413	73.17	4/1/2016	—	—	—	—
	12/3/2012	—	—	—	—		—	—	5,544	834,427
	3/1/2013 (c)	—	—	—	—		—	—	9,166	1,379,575
	12/12/2013 (h)	—	—	23,714	107.93	5/30/2018	—	—	—	—
	12/12/2013 (h)	—	—	—	—		4,247	639,216	—	—
	2/10/2014 (d)(h)	—	—	1,832	123.32	5/30/2018	—	—	—	—
	2/10/2014 (d)(h)	—	—	—	—		676	101,745	—	—
	12/1/2014 (h)	—	—	3,724	147.07	5/30/2018	—	—	—	—
	12/1/2014 (h)	—	—	—	—		6,800	1,023,468	—	—
Mr. Norona	12/1/2009	38,200	—	—	40.38	12/1/2016	—	—	—	—
	12/1/2010	23,270	—	—	66.15	12/1/2017	—	—	—	—
	12/1/2011	15,962	—	—	68.75	12/1/2018	—	—	—	—
	12/3/2012	15,634	—	18,449	73.17	12/3/2019	—	—	—	—
	12/3/2012	—	—	—	—		—	—	1,612	242,622
	3/1/2013 (c)	—	—	—	—		—	—	6,548	985,539
	8/12/2013 (c)	—	—	—	—		—	—	506	76,158
	12/12/2013	—	—	10,348	107.93	12/12/2020	—	—	—	—
	12/12/2013	—	—	—	—		1,236	186,030	—	—
	2/10/2014 (d)	—	—	550	123.32	2/10/2021	—	—	—	—
	2/10/2014 (d)	—	—	—	—		136	20,469	—	—
	12/1/2014	—	—	3,165	147.07	12/1/2021	—	—	—	—
	12/1/2014	—	—	—	—		1,927	290,033	—	—
	12/10/2015	—	—	2,911	151.76	12/10/2022	—	—	—	—
	12/10/2015	—	—	—	—		2,801	421,579	—	—
Mr. Sherman	5/28/2013 (e)	7,238	3,619	12,811	83.63	5/28/2020	—	—	—	—
	5/28/2013 (e)	—	—	—	—		269	40,487	950	142,985
	5/28/2013 (c)	—	—	—	—		—	—	6,378	959,953
	12/12/2013	—	—	12,935	107.93	12/12/2020	—	—	—	—
	12/12/2013	—	—	—	—		1,545	232,538	—	—
	2/10/2014 (d)	—	—	1,099	123.32	2/10/2021	—	—	—	—
	2/10/2014 (d)	—	—	—	—		271	40,788	—	—
	12/1/2014	—	—	4,096	147.07	12/1/2021	—	—	—	—
	12/1/2014	—	—	—	—		2,494	375,372	—	—
	12/10/2015	—	—	6,165	151.76	12/10/2022	—	—	—	—
	12/10/2015	—	—	—	—		5,931	892,675	—	—
Ms. Finley	12/1/2011	1,296	—	—	68.75	12/1/2018	—	—	—	—
	12/3/2012	1,407	—	634	73.17	12/3/2019	—	—	—	—
	12/3/2012	—	—	—	—		—	—	167	25,135
	3/1/2013 (c)	—	—	—	—		—	—	3,274	492,770
	5/28/2013 (f)	978	489	659	83.63	5/28/2020	—	—	—	—
	5/28/2013 (f)	—	—	—	—		37	5,569	49	7,375
	5/28/2013 (c)	—	—	—	—		—	—	180	27,092
	12/12/2013	—	—	1,708	107.93	12/12/2020	—	—	—	—
	12/12/2013	—	—	—	—		414	62,311	—	—
	2/10/2014 (c)	—	—	—	—		—	—	190	28,597
	12/1/2014	—	—	492	147.07	12/1/2021	—	—	—	—
	12/1/2014	—	—	—	—		608	91,510	—	—
	2/17/2015 (g)	—	—	1,202	150.23	2/17/2022	—	—	—	—
	2/17/2015 (g)	—	—	—	—		1,127	169,625	—	—
	12/10/2015	—	—	2,055	151.76	12/10/2022	—	—	—	—
	12/10/2015	—	—	—	—		1,977	297,558	—	—
Mr. Tyson	12/1/2009	13,102	—	—	40.38	12/1/2016	—	—	—	—
	12/1/2010	9,454	—	—	66.15	12/1/2017	—	—	—	—

		Option Awards (a)					Stock Awards (b)
									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
	12/1/2011	9,859	—	—	68.75	12/1/2018	—	—	—	—
	12/3/2012	10,260	—	4,616	73.17	12/3/2019	—	—	—	—
	12/3/2012	—	—	—	—		—	—	404	60,806
	3/1/2013 (c)	—	—	—	—		—	—	5,330	802,218
	5/28/2013 (f)	2,444	1,222	1,649	83.63	5/28/2020	—	—	—	—
	5/28/2013 (f)	—	—	—	—		91	13,696	122	18,362
	5/28/2013 (c)	—	—	—	—		—	—	458	68,934
	12/12/2013	—	—	6,468	107.93	12/12/2020	—	—	—	—
	12/12/2013	—	—	—	—		773	116,344	—	—
	2/10/2014 (d)	—	—	1,099	123.32	2/10/2021	—	—	—	—
	2/10/2014 (d)	—	—	—	—		271	40,788	—	—
	12/1/2014	—	—	2,234	147.07	12/1/2021	—	—	—	—
	12/1/2014	—	—	—	—		1,360	204,694	—	—
	12/10/2015	—	—	2,055	151.76	12/10/2022	—	—	—	—
	12/10/2015	—	—	—	—		1,977	297,558	—	—

Footnotes to Outstanding Equity Awards at 2015 Fiscal Year-End Table:

(a)
Includes grants of SARs.  All time-based SARs vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The amounts shown for SARs granted in December 2009 represent the time-based portion of the grants and the performance-based portion of the grants vesting at slightly above the target level. The amounts shown for SARs granted in December 2010 and December 2011 represent the time-based portion of the grants only since there was no pay-out for the performance-based portion of the grants because our relative EVA results for the 2011-2013 and 2012-2014 performance periods did not meet the minimum threshold level of performance. The amounts shown for SARs granted in December 2012 and May 2013 represent the time-based portion of the grants and the performance-based portion of the grants at slightly above the target level. The amounts shown for SARs granted in December 2013 and February 2014 represent performance-based SARs at the threshold level for operating income and target level for comparable store sales growth - a 62.5 percent pay-out of the performance SARs. The amounts shown for SARs granted in December 2014, February 2015 and December 2015 represent performance-based SARs at the threshold level - a 25 percent pay-out of the performance-based SARs. The performance-based SAR awards shown in this table as Equity Incentive Plan Awards granted in December 2013, December 2014 and December 2015, may be eligible for exercise on March 1, 2017, March 1, 2018 and March 1, 2019 respectively, following certification by the Committee of the performance vesting achievement level.  The May 2013 grants to Ms. Finley and Messrs. Sherman and Tyson may be eligible for exercise on May 28, 2016 upon completion of vesting. The February 2014 grants to Messrs. Jackson, Norona, Sherman and Tyson may be eligible for exercise on March 1, 2017. The February 2015 grant to Ms. Finley may be eligible for exercise on March 1, 2018.

(b)
Includes awards of RSUs.  All awards of time-based RSUs listed in the table vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The market value of the stock awards is reflective of the closing price of our common stock as of December 31, 2015 ($150.51), the last day that our common stock was traded during Fiscal 2015.  The amounts shown for RSUs granted in December 2012 and May 2013 represent the performance-based portion of the grants at slightly above the target level. The performance-based RSUs granted in December 2012 vested on March 1, 2016, following certification by the Committee of the performance achievement level. The May 2013 grants to Ms. Finley and Messrs. Sherman and Tyson will vest on May 28, 2016. The amounts shown for RSUs granted between December 2013 and December 2015 represent the time-based RSUs only. The amounts shown for the special long-term incentive awards granted in March 2013, May 2013, August 2013, and February 2014 represent the target level of performance-based RSUs, or a 100 percent pay-out of these awards. These performance-based RSUs vested on March 1, 2016 following certification by the Committee of the performance achievement level.

(c)
On March 1, 2013, Ms. Finley and Messrs. Jackson, Norona and Tyson received special long-term incentive grants under our 2004 LTIP. Under the same program, pro-rated grants were made on May 28, 2013 to Mr. Sherman in conjunction with his employment as our President on April 21, 2013 and to Mr. Tyson in conjunction with his promotion on April 21, 2013, on August 12, 2013 to Mr. Norona in recognition of his increased responsibilities, and on May 28, 2013 and February 10, 2014 to Ms. Finley in conjunction with her promotions on March 1, 2013 and December 29, 2013 respectively. These performance-based RSUs vested at 100 percent pay-out on March 1, 2016 following certification by the Committee of the performance vesting achievement level.

(d)
On February 10, 2014, Messrs. Jackson, Norona, Sherman and Tyson received additional target annual equity grants under our 2004 LTIP. These grants were based on the same structure and performance measures as the December 2013 grants.

(e)
Effective upon Mr. Sherman's employment as our President on April 21, 2013, Mr. Sherman received a pro-rated annual equity grant and a pro-rated special long-term incentive grant under our 2004 LTIP on May 28, 2013. The pro-rated annual grant was valued at $538,506 and consisted of 75 percent SARs and 25 percent RSUs. The time-based portion of the SARs and RSUs represents 50 percent of the target awards and will vest in three approximately equal annual installments commencing on the first anniversary date of the grant. In addition, the performance-based portion of the SARs and RSUs represents the remaining 50 percent of target awards and vested on the third anniversary of the grant date, based on the same performance measures as the December 2012 grants and our relative EVA performance for the 2013-2015 performance period.

(f)
Ms. Finley and Mr. Tyson received a prorated off-cycle equity grant under our 2004 LTIP on May 28, 2013, following their promotions in March 2013 and April 2013 respectively. The grant consisted of 75 percent SARs and 25 percent restricted stock units. The time-based portion of the SARs and RSUs represents 75 percent of target awards and will vest in three approximately equal annual installments commencing on the first anniversary date of the grant. In addition, the performance-based portion of the SARs and RSUs represents the remaining 25 percent of target awards and will vest on the third anniversary of the grant date, based on the same performance measures as the December 2012 grants and our relative EVA performance for the 2013-2015 performance period.

(g)
Following a promotion in January 2015, Ms. Finley received a prorated off-cycle grant under our 2014 LTIP on February 17, 2015. The grant were based on the same structure and performance measures as the December 2014 grants.

(h)
These awards were modified in connection with the separation agreement reached between the Company and Mr. Jackson, as further described in this Proxy Statement under the heading "Employment Agreements," to permit Mr. Jackson's LTI awards that were unvested as of the date of his retirement from the Company at the end of Fiscal 2015 to vest, based on the Company's performance during the relevant performance periods, as applicable, as if Mr. Jackson had satisfied the definition of Retirement contained in his respective LTI award agreements. Mr. Jackson did not receive an LTI award during Fiscal 2015.

2015 Option Exercises and Stock Vested Table

The following table sets forth information with respect to our NEOs who exercised stock options or SARs and vested in stock awards during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Jackson	66,958	$10,028,328	9,551	$1,481,568
Mr. Norona	—	—	2,722	421,806
Mr. Sherman	—	—	3,193	495,993
Ms. Finley	1,983	313,128	877	135,642
Mr. Tyson	5,696	898,237	1,977	307,802

2015 Non-Qualified Deferred Compensation Table

The following table sets forth information with respect to our NEOs concerning executive contributions to non-qualified deferred compensation plans during 2015.  We do not make any contributions to these deferred compensation plans.  Aggregate earnings information includes changes in market value of the investments plus any dividends received by the executive for their DSUs.

Name	Executive Contributions (a)	Aggregate Earnings (b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at January 2, 2016
Mr. Jackson	$—	$(24,009)	$—	$2,056,709
Mr. Norona	252,696	2,120	—	763,864
Mr. Sherman	221,828	5,278	—	684,267
Ms. Finley	39,616	(161)	—	343,983
Mr. Tyson	—	—	—	—

(a)
Additional information is provided under "Retirement Savings Programs" in the CD&A section of this Proxy Statement.  Any amounts reported as Executive Contributions are also reported in the Salary column of the "Summary Compensation Table" of this Proxy Statement.

(b)
Represents realized and unrealized gains or losses on market-based investments selected and dividends earned by executives for their deferred compensation balances.  For Mr. Jackson, the amounts reported also include the value of dividends earned on DSUs and converted to additional DSUs and the change in overall value of DSUs based on our stock price.

Potential Payments Upon Termination of Employment or Change in Control Table

The following table provides an estimate of the inherent value of the severance payments, stock incentives, and benefits provided for in each named executive officer’s employment agreement or other compensation arrangements described above, assuming termination of employment or change in control occurred on January 2, 2016, the last day of our 2015 fiscal year.

Executive	Voluntary Termination without Good Reason or Involuntary Termination for Due Cause (a)	Retirement	Disability	Death	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason not related to a Change in Control (b)	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason related to a Change in Control (c)
Mr. Jackson (i)
Cash Severance (d)	$—	$—	$1,732,500	$2,467,500	$1,308,321	$4,935,000
Stock Incentives (e) (f)	—	—	9,955,010	9,955,010	7,753,954	9,518,383
Cont'd Medical Coverage (g)	—	—	7,610	—	7,610	7,610
Outplacement	—	—	—	—	12,000	12,000
Executive Choice	—	—	—	—	15,000	15,000
Life Insurance	—	—	—	1,050,000	—	—
Disability Insurance Payout (h)	—	—	630,000	—	—	—
	$—	$—	$12,325,120	$13,472,510	$9,096,885	$14,487,993
Mr. Norona
Cash Severance (d)	$—	$—	$678,000	$1,073,500	$698,421	$2,147,000
Stock Incentives (e) (f)	—	—	3,956,538	3,956,538	2,913,310	3,831,421
Cont'd Medical Coverage (g)	—	—	7,610	—	7,610	7,610
Outplacement	—	—	—	—	12,000	12,000
Life Insurance	—	—	—	565,000	—	—
Disability Insurance Payout (h)	—	—	339,000	—	—	—
	$—	$—	$4,981,148	$5,595,038	$3,631,342	$5,998,031
Mr. Sherman
Cash Severance (d)	$—	$—	$1,567,500	$2,232,500	$1,082,849	$4,465,000
Stock Incentives (e) (f)		—	4,064,287	4,064,287	2,080,847	3,904,746
Cont'd Medical Coverage (g)	—	—	7,610	—	7,610	7,610
Outplacement	—	—	—	—	12,000	12,000
Life Insurance	—	—	—	950,000	—	—
Disability Insurance Payout (h)	—	—	570,000	—	—	—
	$—	$—	$6,209,397	$7,246,787	$3,183,307	$8,389,356
Ms. Finley
Cash Severance (d)	$—	$—	$460,000	$740,000	$426,973	$1,480,000
Stock Incentives (e) (f)	—	—	1,382,217	1,382,217	702,876	1,362,153
Cont'd Medical Coverage (g)	—	—	6,246	—	6,246	6,246
Outplacement	—	—	—	—	12,000	12,000
IRC 280G "Net Best" Reduction (j)	—	—	—	—	—	(204,112)
Life Insurance	—	—	—	400,000	—	—
Disability Insurance Payout (h)	—	—	240,000	—	—	—
	$—	$—	$2,088,464	$2,522,217	$1,148,095	$2,656,288
Mr. Tyson
Cash Severance (d)	$—	$—	$563,500	$906,500	$594,219	$1,813,000
Stock Incentives (e) (f)	—	—	2,378,297	2,378,297	1,539,519	2,294,328
Cont'd Medical Coverage (g)	—	—	7,957	—	7,957	7,957
Outplacement	—	—	—	—	12,000	12,000
Life Insurance	—	—	—	490,000	—	—
Disability Insurance Payout (h)	—	—	294,000	—	—	—
	$—	$—	$3,243,754	$3,774,797	$2,153,696	$4,127,285

Footnotes to Potential Payments Upon Termination of Employment or Change in Control Table:

(a)
Voluntary termination without Good Reason or termination for Due Cause makes an executive ineligible for any employment agreement benefits other than any rights the executive may have under the normal terms of other benefit plans.  Executives must exercise vested long-term incentives within 90 days after the date of termination.  The term "Due Cause" is defined in the agreements as (i) a material breach of the executive’s obligations under the agreement or a material violation of any code or standard of conduct applicable to our officers that is willful and deliberate and committed in bad faith and that has not been cured; (ii) a material violation of the loyalty obligations as provided in the agreement; (iii) the executive’s willful engagement in bad faith conduct that is demonstrably and materially injurious to us; (iv) a conviction of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation; or (v) a determination that the executive is in material violation of our Substance Abuse Policy.

(b)
The employment agreements of our NEOs provide that the executive’s employment is deemed to be terminated by us without Due Cause if the executive elects to terminate his employment for Good Reason.  The term "Good Reason" is defined in the agreements as: (i) a material diminution in the executive’s total direct compensation; (ii) a material diminution in the executive’s authority, duties or responsibilities or those of the executive’s supervisors;  (iii) the termination of the Executive Incentive Plan without a replacement plan or the material reduction of the executive’s benefits without a similar reduction for other executives; or (iv) requiring the executive to be based more than 60 miles from our office at which the executive was principally employed immediately prior to the date of the relocation.  Upon termination of employment by us other than for Due Cause or by the executive for Good Reason, the executive is entitled to receive a cash "termination payment" which equals the sum of the executive’s annual base salary and an amount equal to the average annual bonus payment over the past three years (five years in the case of Mr. Norona). Mr. Jackson is entitled to the prorated value of the annual Executive Choice Plan.  The value of the bonus amount included for each executive in the cash severance payment is the average bonus paid for fiscal years 2013, 2014 and 2015 (2011-2015 in the case of Mr. Norona). In addition, the executive will receive outplacement services and certain medical benefits coverage.

(c)
If, within 12 months of a Change in Control (as defined in our 2014 LTIP), the executive’s employment is terminated by us other than for Due Cause or by the executive for Good Reason, the executive will be entitled to a Change in Control Termination Payment equal to (i) two times the executive’s base salary; (ii) two times the amount equal to the executive’s target bonus; and (iii) for Mr. Jackson only, the prorated value of the annual Executive Choice Plan.

(d)
In the case of voluntary termination without Good Reason or termination for Due Cause, the executive would be ineligible to receive a cash severance payment.  In accordance with the employment agreements, if the executive’s employment is terminated on account of death, the executive’s beneficiary or estate is entitled to receive a lump sum payment equivalent to the executive’s annual base salary and target bonus amount. In the event that the executive is terminated on account of disability, the employment agreements provide that the executive is entitled to receive a cash severance amount equivalent to 30 percent of the executive’s annual base salary and an amount equal to the executive’s annual target bonus.

(e)
Amounts shown here are calculated as the differences between the exercise price, if any, of the outstanding stock-based incentives and the closing price of our stock on the last day our stock was traded during Fiscal 2015 ($150.51).

(f)
The terms of the executives’ SAR and restricted stock agreements provide that upon termination of employment due to death or disability, any remaining previously unvested time-based SARs and RSUs will vest immediately.  Performance-based SARs and RSUs will vest based on our performance at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to death or disability during the performance period. In the event of retirement, which requires 10 years of service and a minimum age of 55 years, time-based shares will continue to vest commensurate with the vesting period of the award.  Performance-based SARs and RSUs vest based on our performance at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to retirement during the performance period. In the event of involuntary termination without Due Cause, or voluntary termination for Good Reason, a pro rata portion of the performance-based SARs and RSUs will vest immediately as of the date of the executive's termination of employment based on the amount of time employed during the performance period and our performance as of the most recently completed fiscal quarter. All time-based SARs and RSUs will vest and become exercisable only if the acquiring entity does not exchange or replace the LTI grants or upon termination of employment without Due Cause within 24 months following the Change in Control event. Performance-based SARs and RSUs will vest at the same time on a pro rata basis based on the amount of time employed during the performance period and our performance as of the most recently completed fiscal quarter.

(g)	Amounts provided for continued medical coverage represent our cost of providing one year of health care coverage to the executive at the same cost as active employees.

(h)	Disability amounts shown consist of the amount the executives would receive under our qualified plan.

(i)
On November 11, 2015, the Company entered into a Mutual Separation and Release Agreement with Mr. Jackson, effective upon his retirement from the Company at the end of Fiscal 2015, under which he received a lump sum severance payment of $1,308,000, which is equal to the sum of one times his annual base salary and the average of the bonus payments made to him for Fiscal 2013 through Fiscal 2015. Mr. Jackson will be treated as having experienced a termination on account of Retirement for purposes of his unvested equity awards, which resulted in an incremental fair value of $4,868,628 as reported in the Summary Compensation Table. Mr. Jackson also received certain additional benefits, including outplacement services up to $12,000 and a COBRA premium offset of $11,415 to continue medical benefits for up to eighteen months post-termination at the same cost as active employees.

(j)
In the event of an involuntary termination without Due Cause or voluntary termination for Good Reason related to a Change in Control, Ms. Finley would be entitled to a total severance payment in excess of the limit allowed by Section 4999 of the Internal Revenue Code, making her payment subject to an Excise Tax. In such a situation, Ms. Finley’s employment agreement allows for a reduction in payments if such reduction would provide her with a greater after tax amount than if such amounts were not reduced.

PROPOSAL NO. 2

STOCKHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

At the 2015 Annual Meeting of Stockholders, nearly 98 percent of the shares voted were cast in support of our compensation program for executive officers. Stockholders previously voted to conduct an advisory vote annually as a simple means for us to obtain information on investor sentiment about our executive compensation philosophy and practices. We encourage you to review the Compensation Discussion and Analysis and vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement.  We are providing this opportunity to vote on the compensation of our named executive officers as required by Section 14A of the Securities Exchange Act of 1934. Because your vote is advisory, it will not be binding on our Board, our Compensation Committee or us, and we will not be required to take any action as a result of the outcome of the vote on this proposal.  However, the Board’s Compensation Committee will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation policies and procedures.

We have a long history of delivering solid strategic and financial results for our stockholders and serving our customers and the community.  The executive compensation programs have played a key role in our ability to attract and retain a highly experienced, successful team to manage our Company and drive these strategic and financial results.  We believe our executive compensation programs are structured in the best manner possible to support us and our business objectives, as well as to support our culture and traditions.  We are poised to provide an engaged work force and to deliver strong results for our stockholders, our customers and the communities in which we operate.

We believe our executive compensation programs strike the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders.  This balance is evidenced by the following:

•
Our compensation programs are substantially tied into our key business objectives and the success of our stockholders.  If the value we deliver to our stockholders declines, so does the value of the compensation we deliver to our executives.

•	We maintain the highest level of corporate governance over our executive pay programs.

•
We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity so that we may ensure that our compensation programs are within the norm of a range of market practices.

•
Our Compensation Committee, in conjunction with our Nominating and Corporate Governance Committee, our Chief Executive Officer and other key leaders, engages in a talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.

The Board strongly endorses our executive compensation programs and recommends that the stockholders vote in favor of the following resolution:

"RESOLVED, that the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," compensation tables and narrative discussion contained in this Proxy Statement, is hereby APPROVED."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION, THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The following table provides information about our executive officers as of March 23, 2016.

Name	Age	Position
George E. Sherman	54	President and Interim Chief Executive Officer
Tammy M. Finley	49	Executive Vice President, Human Resources, General Counsel and Corporate Secretary
Michael A. Norona	52	Executive Vice President, Chief Financial Officer
Charles E. Tyson	54	Executive Vice President, Merchandising, Marketing and Supply Chain
William H. Carter	45	Senior Vice President, Business Development and Integration
Jill A. Livesay	47	Senior Vice President, Controller and Chief Accounting Officer

Our executive officers are elected by and serve at the discretion of our Board.  There are no family relationships among any of our executive officers.  Set forth below is a brief description of the business experience of our executive officers.

Mr. Sherman, President and Interim Chief Executive Officer, joined us in April 2013 and assumed his current title on January 3, 2016. Mr. Sherman served as President from April 2013 to January 2016. Mr. Sherman served as the Senior Vice President, Best Buy Services, for Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, from June 2009 to March 2013. Prior to that position, he served in various positions with The Home Depot, Inc., a home improvement specialty retailer, as Senior Vice President and President, Home Depot Home Services from October 2007 to February 2009, as Senior Vice President, Operations from January 2006 to October 2007 and as Vice President Store Operations from January 2005 to January 2006. Prior to January 2005, Mr. Sherman served in executive positions with Mervyn's Department Stores, and in escalating management positions with Target Corporation. Before joining Target, Mr. Sherman served as an officer in the United States Air Force.

Ms. Finley, Executive Vice President, Human Resources, General Counsel and Corporate Secretary, joined us in 1998 and has held her current position since January 2015. She is responsible for all of our human resources and legal functions. From March 2013 to January 2015, she served as Senior Vice President, Human Resources. From March 2010 to March 2013, she served as Vice President, Employment Counsel and Government Affairs. From September 2007 to March 2010, she served as Vice President, Employment Counsel. From January 2003 to September 2007, she served as Vice President, Staffing and Team Member Relations. From March 1998 to January 2003, she served as Assistant Vice President, Human Resources. Prior to joining Advance, Ms. Finley worked as a labor and employment attorney with The Center for Employment Law, PC, and as a Staff Attorney with the Virginia Supreme Court.

Mr. Norona, Executive Vice President, Chief Financial Officer, joined us in February 2008. Mr. Norona is responsible for all of our finance functions. Before joining us, Mr. Norona served as the President of Financial Services for Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, from March 2007 to February 2008. Prior to that position, he served Best Buy as Vice President of Financial Services from June 2006 until March 2007, as Vice President Finance-Retail Decision Support from May 2004 until June 2006, and as Vice President Finance-Shared Services from April 2002 until May 2004. From June 1988 to April 2002, Mr. Norona served in escalating financial leadership roles, ultimately serving as head of Finance with Future Shop, Best Buy's Canadian subsidiary. Mr. Norona is a member of the Certified General Accountants (CGA) of Canada and holds a Professional Accounting Designation (CPA, CGA).

Mr. Tyson, Executive Vice President, Merchandising, Marketing and Supply Chain joined us in March 2008 and has served in his current position since April 2013. From August 2011 to April 2013, he served as Senior Vice President, Merchandising and Marketing. From March 2008 to August 2011, he served as Senior Vice President, Merchandising. Prior to joining Advance, Mr. Tyson was the Senior Vice President, Merchandising and Technology with OfficeMax, Inc., from March 2005 to February 2008. Prior to joining OfficeMax, Mr. Tyson was President of Diversitech Group, an importer of hand and power tools from September 2001 to March 2005. He worked for Office Depot, Inc., from October 1997 to September 2001, where he held multiple positions with increasing responsibilities, including Senior Vice President, Merchandising and General Merchandising Manager; Senior Vice President, World Wide Global Sourcing; and Vice President, Divisional Merchandise Manager.

Mr. Carter, Senior Vice President, Business Development and Integration, joined us in April 2011 and has served in his current role since December 2013. From July 2012 to December 2013, he served as Senior Vice President, Commercial and Operations Support. From July 2011 to July 2012, he served as Senior Vice President, Commercial and Field Operations Support. From April 2011 to July 2011, Mr. Carter served as Senior Vice President, DIY and Commercial Operations Support. Prior to joining Advance, Mr. Carter served as a partner at Bain & Company, a global management consulting firm, where he worked for over

11 years. As a member of Bain's Global Industrial Goods and Retail practices, he led growth strategy, operations improvement and organizational projects. Prior to joining Bain, Mr. Carter served in the United States Navy.

Ms. Livesay, Senior Vice President, Controller and Chief Accounting Officer, joined us in July 1995 and has served in her current position since December 2013. From July 2005 to December 2013, she served as Senior Vice President, Controller. During her tenure, she has served in several leadership roles in accounting and finance. In January 2002, she became Vice President, Accounting, a position she held until October 2004, when she became Vice President, Controller. Prior to joining Advance, Ms. Livesay worked for KPMG LLP, a public accounting firm. Ms. Livesay is a certified public accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the ownership of our common stock as of March 23, 2016 by:

•	each person or entity that beneficially owns more than 5 percent of our common stock;

•	each member of our Board;

•	each of our executive officers named in the "Summary Compensation Table" included in the Executive Compensation section of this Proxy Statement; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 23, 2016 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.  The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012.  Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The percentages of common stock beneficially owned are based on [●] shares of our common stock outstanding at the Record Date, plus shares that may be issued or acquired within 60 days of March 23, 2016 through the exercise of vested stock awards.

	Shares beneficially owned
Name of Beneficial Owner	Number	Percentage

Wellington Management Company, LLP(a)	7,360,284	10.0%
280 Congress Street
Boston, MA 02210

The Vanguard Group(b)	5,980,109	8.1%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc.(c)	3,994,565	5.4%
55 East 52nd Street
New York, NY 10022

Lazard Asset Management LLC(d)	3,717,415	5.1%
30 Rockefeller Plaza
New York, NY 10112

Executive Officers, Directors and Others(e)
John F. Bergstrom	14,660	*
John C. Brouillard	24,827	*
Fiona P. Dias	9,640	*
John F. Ferraro	1,000	*
Darren R. Jackson	299,336	*
Adriana Karaboutis	1,000	*
Eugene I. Lee, Jr.	1,643	*
Michael A. Norona	130,577	*
William S. Oglesby	18,864	*
J. Paul Raines	12,200	*
Gilbert T. Ray	19,421	*
Carlos A. Saladrigas	38,609	*
George E. Sherman	11,451	*
O. Temple Sloan, III	2,471	*
Jeffrey C. Smith (f)	2,755,413	3.7%
Charles E. Tyson	40,783	*
Jimmie L. Wade	28,382	*
All executive officers and directors as a group (20 persons)	3,456,995	4.7%

*    Less than 1%

(a)
Based solely on a Schedule 13G filed with the SEC on February 11, 2016 by Wellington Management Company, LLP ("Wellington Management"), Wellington Management, in its capacity as investment advisor, may be deemed to beneficially own 7,360,284 shares which are held of record by clients of Wellington Management.

(b)
Based solely on a Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group, The Vanguard Group is the beneficial owner of 5,980,109 shares and has sole dispositive power of 5,835,435 shares and voting power of 137,801 shares.

(c)
Based solely on a Schedule 13G filed with the SEC on January 25, 2016 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 3,994,565 shares and has sole dispositive power of 3,994,565 shares and voting power of 3,414,062 shares.

(d)
Based solely on a Schedule 13G filed with the SEC on February 4, 2016 by Lazard Asset Management LLC, Lazard Asset Management LLC is the beneficial owner of 3,717,415 shares and has sole dispositive power of 3,717,415 shares and voting power of 1,215,672 shares.

(e)	The following table provides further detail regarding the shares beneficially owned by our directors and executive officers:

	Shares beneficially owned
	Shares of our common stock issuable with respect to
Name of Beneficial Owner	DSUs	Options and/or SARS exercisable within 60 days of March 23, 2016

John F. Bergstrom	10,128	—
John C. Brouillard	14,847	—
Fiona P. Dias	9,640	—
John F. Ferraro	1,000	—
Darren R. Jackson	3,294	170,359
Adriana Karaboutis	1,000	—
Eugene I. Lee, Jr.	413	—
Michael A. Norona	—	106,303
William S. Oglesby	14,159	—
J. Paul Raines	11,332	—
Gilbert T. Ray	14,321	—
Carlos A. Saladrigas	18,353	—
George E. Sherman	148	3,619
O. Temple Sloan, III	1,070	—
Jeffrey C. Smith	413	—
Charles E. Tyson	—	27,375
Jimmie L. Wade	—	—
All executive officers and directors as a group (20 persons)	100,118	335,546

(f)
Includes common shares owned directly by Starboard Value LP through certain managed accounts (the “Managed Accounts”), Starboard Value and Opportunity Master Fund LTD (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard T Fund LP ("Starboard T LP"), Starboard Leaders Select I LP (Starboard Leaders Select I") and Starboard Leaders India LLC ("Starboard India LLC"). Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP LLC (“Starboard Value GP”), the general partner of Starboard Value LP, and as a member and member of the Management Committee of Starboard Principal Co GP LLC (“Principal GP”), the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities held in the Managed Accounts. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard V&O Fund, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly held by Starboard V&O Fund. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the manager of Starboard S LLC, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly held by Starboard S LLC. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard T LP, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly held by Starboard T LP. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard Leaders Select I, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly held by Starboard Leaders Select I. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard India LLC, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities owned directly by Starboard India LLC. Mr. Smith expressly disclaims beneficial ownership of all such shares, 2,755,000 shares in total, except to the extent of his pecuniary interest therein.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

Stock ownership guidelines are in place for our NEOs and other key employees to further align the interests of members of management with the interests of our stockholders. The ownership requirement may be satisfied through beneficial ownership of our stock, DSUs and time-based restricted stock and RSUs. The ownership requirement for our CEO is six times his annual base pay. The ownership requirement for our President and Executive Vice Presidents is two times their annual base pay and one times annual base pay for our Senior Vice Presidents.  Executives are expected to achieve their respective levels of stock ownership within five years of the date they enter the listed positions.  Individuals who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain 50 percent of the net shares received upon the exercise of any stock options or SARs until the guideline ownership levels have been reached.  Shares or units held by an executive officer in any deferral plan are included in calculating the value of ownership to determine whether the minimum ownership requirement has been met.  The Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements at least annually.  As of the end of 2015, all NEOs have satisfied their stock ownership requirements, and based on current ownership and anticipated future stock vesting all other executives have satisfied or are projected to satisfy their respective stock ownership requirements by their requisite ownership requirement dates. In order to further align the interests of directors with interests of our stockholders, each of our non-employee directors receives a portion of his or her annual retainer in the form of DSUs, which are held and deferred until his or her service as a director ceases. Directors and executive officers are subject to our insider trading policy, which prohibits hedging with our stock and prohibits the pledging of our stock unless specified stringent requirements are met.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires "insiders," including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during fiscal 2015, except that for each of Darren R. Jackson, Michael A. Norona, George E. Sherman, Tammy M. Finley, Charles E. Tyson, Jimmie L. Wade, William H. Carter and Jill A. Livesay, one Form 4 to report the withholding of shares to satisfy tax obligations upon the lapse of restrictions on a grant of RSUs was filed late; and for John C. Brouillard, one Form 4 to report the grant of RSUs as part of his Executive Chair compensation was filed late.

EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table sets forth our shares authorized for issuance under our equity compensation plans on January 2, 2016.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans(c)
Equity compensation plans
approved by stockholders (d)	831,054	$93.19	4,738,589

Equity compensation plans
not approved by stockholders	—	—	—

Total	831,054	$93.19	4,738,589

(a)
Includes the shares that would be issued upon exercise of outstanding RSUs, performance-based RSUs and DSUs and the net shares that would be issued upon exercise of outstanding SARs and performance-based SARs and is based on management's estimate of the probable vesting outcome for performance-based awards. The gross number of awards expected to vest based on management's estimate of the probable vesting outcome for performance-based awards is 1,749,866.

(b)	Includes weighted average exercise price of outstanding SARs only based on management's estimate of the probable vesting outcome for performance-based awards.

(c)	Excludes shares reflected in the first column and is based on management's estimate of the probable vesting outcome for outstanding performance-based awards.

(d)	Includes the 2014 LTIP and remaining awards outstanding under the 2004 LTIP.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2016

Our Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for fiscal year 2016.  Deloitte has served as our independent registered public accounting firm since 2002.  You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal year 2016.

Stockholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. The Company is submitting the selection of Deloitte to its stockholders for ratification as a matter of good corporate governance. If our stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider whether or not to retain Deloitte in the future. However, the Audit Committee is not bound by a vote either for or against the firm. Members of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal year 2016.

 2015 and 2014 Audit Fees
The following table summarizes the aggregate fees billed by Deloitte for 2015 and 2014 for the following professional services:

	2015	2014
	($ in thousands)
Audit Fees (a)	$4,434	$4,631
Audit-Related Fees (b)	139	1,241
Tax Fees (c)	20	295
All Other Fees (d)	—	1,774
Total	$4,593	$7,941

(a)	Fees for audit services billed for 2015 and 2014 consisted of fees for:

•	the audit of our annual financial statements, including the opening balance sheet of GPI upon acquisition;

•	the attestation of management’s assessment and effectiveness of internal controls, including GPI, as required by Section 404 of the Sarbanes-Oxley Act of 2002;

•	reviews of our quarterly financial statements; and

•	statutory and regulatory audits, consents and other services related to SEC matters.

(b)	Fees for audit-related services billed in 2014 consisted primarily of advisory services pertaining to GPI's accounting processes and procedures.

(c)	Tax fees billed in 2014 were related to tax planning strategies as well as state tax related matters.

(d)
All other fees are for any other services not included in the first three categories and consisted primarily of fees related to consulting services associated with integration planning for accounting and other administrative functions of GPI in 2014.

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm.  The Audit Committee approved all services provided by Deloitte during 2015.

In considering the nature of the non-audit services provided by Deloitte, the Audit Committee determined that such services are compatible with maintaining the independent accountant's independence.  The Audit Committee discussed these non-audit services with Deloitte and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

AUDIT COMMITTEE REPORT
We are responsible for providing independent, objective oversight of Advance’s accounting functions and internal controls and operate pursuant to a written charter approved by Advance’s Board.  We are comprised entirely of at least three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.  Advance’s Board has determined the Audit Committee’s chair, Mr. Saladrigas and Audit Committee member John Ferraro, by virtue of their education, training and professional experience, qualify as the Audit Committee "financial experts," as defined by SEC rules.
Management is responsible for Advance’s financial reporting process, including Advance’s system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States.  Advance’s independent registered public accounting firm, or "independent accountants," is responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting.  Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures.  Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to Advance’s financial statements, or any professional certification as to the independent accountants’ work.  In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of the independent accountants included in their report on Advance’s financial statements.
During 2015 we met twelve times, including seven times via conference call.  We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks.  During 2015 and subsequent to the end of the year, we:

•	appointed Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2015;

•	met with management and the independent accountants to review and discuss Advance’s critical accounting policies and significant estimates;

•	met with management and the independent accountants to review and approve the fiscal year 2015 audit plan;

•	met regularly with both the independent accountants and the Chief Internal Audit Executive outside the presence of management;

•	met with management and the independent accountants to review the audited financial statements for the year ended January 2, 2016, and internal controls over financial reporting as of January 2, 2016;

•	reviewed and discussed the quarterly and annual reports prior to filing with the SEC;

•	reviewed and discussed the quarterly earnings press releases;

•	met with the Chief Internal Audit Executive to review, among other things, the audit plan, test work, findings and recommendations, and staffing;

•	reviewed the processes by which risk is assessed and mitigated; and

•	completed all other responsibilities under the Audit Committee charter.
We have discussed with the independent accountants the matters required by PCAOB Auditing Standards and related Rules, including Auditing Standard No. 16, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, Communication With Audit and Finance Committees (Rule 2-07), which includes a review of significant accounting estimates and Advance’s accounting practices. In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.
Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in Advance’s annual report on Form 10-K for the year ended January 2, 2016.
We considered whether the independent accountants’ provision of non-audit services to Advance is compatible with maintaining the independent accountants’ independence and have determined the provision of the non-audit services is compatible with the independent accountants’ independence.  Accordingly, we have approved retention of Deloitte as Advance’s independent registered public accounting firm for fiscal year 2016.
We reviewed and reassessed the adequacy of the Audit Committee Charter and recommended no changes.

THE AUDIT COMMITTEE
Carlos A. Saladrigas, Chair
Brad W. Buss        Adriana Karaboutis
John F. Ferraro        Reuben E. Slone

PROPOSAL NO. 4

AMEND THE CERTIFICATE OF INCORPORATION TO
ELIMINATE THE ONE YEAR HOLDING PERIOD REQUIREMENT
FOR STOCKHOLDERS TO CALL A SPECIAL MEETING

After discussion and consideration, and upon recommendation of the Nominating and Corporate Governance Committee, our Board recommends that stockholders vote “FOR” the proposal to amend the Company's Certificate of Incorporation to eliminate the one year holding period requirement for stockholders to call a special meeting. This amendment would permit stockholders who own at least 25 percent of the voting power of our common stock to call a special meeting of stockholders, irrespective of the length of time for which the stockholders have held such stock.

Our Current Special Meeting Provisions and Proposed Amendments

We are asking our stockholders to approve an amendment to our Certificate of Incorporation to eliminate the one year holding period requirement so as to provide stockholders who hold 25 percent in the aggregate of the outstanding common stock of the Company the ability to call a special meeting of stockholders, irrespective of the length of time they have held such stock.

Article VII.B. of our Certificate of Incorporation currently provides that “Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, or stockholders who hold, continuously for at least one year, at least 25 percent, in the aggregate, of the outstanding common stock of the Corporation, and may not be called by any other person or persons.”  The proposed Certificate of Amendment to the Certificate of Incorporation (“Special Meeting Certificate Amendment”) will provide that Article VII.B. of the Certificate of Incorporation be amended as follows:

“Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, or stockholders who hold~~, continuously for at least one year,~~ at least 25 percent, in the aggregate, of the outstanding common stock of the Corporation, and may not be called by any other person or persons.”

Likewise, Section 2.03 of our Amended and Restated By-laws currently provides that “A special meeting of stockholders, for any purpose or purposes, may be called only by the Chief Executive Officer, the Chair of the Board of Directors, the Board of Directors, or stockholders who hold, continuously for at least one year, at least 25 percent, in the aggregate, of the outstanding common stock of the Corporation, and may not be called by any other person or persons.” Subject to the approval of the Special Meeting Certificate Amendment by the stockholders, the Board has approved conforming changes to the Company’s Amended and Restated By-Laws, which will become effective upon the effectiveness of the Special Meeting Certificate Amendment, so that Section 2.03 of the Amended and Restated By-Laws will be amended as follows:

“A special meeting of stockholders, for any purpose or purposes, may be called only by the Chief Executive Officer, the Chair of the Board of Directors, the Board of Directors, or stockholders who hold~~, continuously for at least one year,~~ at least 25 percent, in the aggregate, of the outstanding common stock of the Corporation, and may not be called by any other person or persons.”

The Nominating and Governance Committee and the Board have reviewed the special meeting provisions in the Company's current Certificate of Incorporation and Amended and Restated By-laws and have considered the implications of amending such provisions to eliminate the one year holding period requirement for stockholders who own 25 percent in the aggregate of our outstanding common stock to call a special meeting.

After reviewing the relevant facts, including the views expressed by certain of our stockholders and the policies of a number of our peer-companies, and based upon the recommendation of the Nominating and Corporate Governance Committee, our Board approved and declared advisable the Special Meeting Certificate Amendment at its meeting on March 4, 2016. The Special Meeting Certificate Amendment will become effective following the requisite stockholder vote and upon the filing of the Special Meeting Certificate Amendment with the Delaware Secretary of State. We plan to file the Special Meeting Certificate Amendment promptly after the requisite stockholder vote is obtained.

As a result of this amendment, the one year holding period imposed by our current Certificate of Incorporation and Amended and Restated By-laws will be eliminated, and stockholders holding 25 percent or more in the aggregate of the outstanding common stock of the Company will be able to call special meetings of stockholders, irrespective of the length of time for which they have held such stock.

Reasons for Amendment and Restatement

Our Board has carefully reviewed the advantages and disadvantages of requiring stockholders to hold the Company’s stock for a specified period of time before permitting such stockholders to call special meetings. Our Board believes that each stockholder should qualify to count towards the special meeting threshold ownership requirement regardless of how long our stock has been held. Our Board has therefore determined that it is in the overall best interests of our stockholders to eliminate the one year holding period requirement to call a special meeting.

In making the determination to eliminate the holding period, our Board also considered the proper ownership threshold to apply to stockholders’ ability to call a special meeting. Specifically, the Board sought to ensure that the ability to call a special meeting is of meaningful utility to our stockholders as a whole without allowing the right to be used to promote special-interest agendas of a minority of stockholders. After carefully considering the proper ownership threshold, our Board concluded that the current 25 percent threshold remains appropriate for our Company. Our Board continues to believe that the 25 percent ownership threshold strikes an appropriate balance between promoting the rights of stockholders and avoiding the consequences that might arise if the threshold were set too low.

Our Board understands that allowing stockholders to call special meetings is consistent with evolving corporate governance practices and further recognizes that eliminating the one year holding period requirement will enhance stockholder rights and Board accountability. As always, we strive to promote the rights of all of our stockholders and to protect their interests in the Company. In light of these current practices and beliefs, our Board believes it to be in the best interest of the stockholders to eliminate the one year holding period requirement for stockholders to call a special meeting, so as to permit stockholders who own at least 25 percent of the voting power of our common stock to call a special meeting, irrespective of the length of time they have held such stock.

Vote Required

The Special Meeting Certificate Amendment has been adopted by the Board, and according to our current Certificate of Incorporation, approval of the Special Meeting Certificate Amendment requires the affirmative vote of holders of at least a majority of the outstanding voting power of the capital stock of the Company entitled to vote.

Subject to the approval of the Special Meeting Certificate Amendment by the stockholders, the Board has approved conforming changes to the Company's Amended and Restated By-Laws, which will become effective upon the effectiveness of the Special Meeting Certificate Amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO
THE CERTIFICATE OF INCORPORATION TO ELIMINATE THE ONE YEAR HOLDING PERIOD REQUIREMENT FOR STOCKHOLDERS TO CALL A SPECIAL MEETING

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL ENTITLED "RIGHT TO ACT BY WRITTEN CONSENT"

The Company has received a stockholder proposal from Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, a beneficial owner of at least 50 shares of our common stock (the "Proponent"). The Proponent has requested that the proposal set forth below in italics (the "Chevedden Proposal") be presented for a vote at our Annual Meeting:

“Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.

A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. Delaware law allows 10% of shareholders to call a special meeting without mandating a holding period. However it takes 25% of Advance Auto Parts shareholders, from only those shareholders with at least one-year of continuously stock ownership, to call a special meeting.

Thus potentially 50% of Advance Auto Parts shareholders could be disenfranchised from having any voice whatsoever in calling a special meeting due to the Advance Auto Parts one-year rule. The average holding period for stock is less than one-year according to "Stock Market Investors Have Become Absurdly Impatient."

It is unprofessional for our management to spend our money to personally attack the proposal proponent, a fellow shareholder, after his 2014 written consent proposal won our substantial 46% support.

Please vote to enhance shareholder value:

Right to Act by Written Consent-Proposal 5."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO PROPOSAL NO. 5:

Our Certificate of Incorporation prohibits action by written consent of stockholders. After careful consideration, our Board has determined that the Chevedden Proposal would not enhance stockholder value and would not be in the best interests of the Company and its stockholders. The Board therefore recommends that you vote AGAINST the Chevedden Proposal.

The ability to act by written consent significantly weakens and potentially negates vital safeguards previously adopted by the Company and its stockholders to ensure that all stockholders receive advance notice of and are afforded the opportunity to vote on a fully informed basis on proposed corporate actions. Ultimately, the Chevedden Proposal would enable short-term or special interest investors - who are under no obligation to promote the best interests of the Company or its other stockholders - to circumvent the Company’s existing stockholder protections and to deny smaller stockholders the opportunity to be informed of and vote on proposed corporate actions. We provide stockholders a well-informed forum at our annual stockholder meeting to vote on proposals such as the proposals included in this Proxy Statement.  We also allow stockholders holding an aggregate of 25 percent of the shares outstanding to call a special meeting to provide the stockholder base with a well-informed forum between stockholder meetings to vote on more urgent stockholder concerns that cannot be deferred until the annual meeting.  As provided in Proposal No. 4, subject to stockholder approval at the Annual Meeting, the Board has approved the removal of the holding period requirement to call a special meeting of stockholders thereby making it easier for stockholders to call special meetings.

As evinced by our stockholders’ rejection of nearly identical written consent proposals presented by the Proponent in each of 2014 and 2015, our stockholders and our Board believe that the available forums for stockholder discussion at the annual meeting and potentially at special meetings are sufficient for stockholder proposals.  A potential action by written consent does not create enough additional benefit beyond the current stockholder tools available to justify the potential detriment of allowing a subset of stockholders to act without allowing for the rest of the stockholders to have an informed debate on the potential issue.  The Board has once again thoroughly reviewed the Chevedden Proposal and continues to believe that implementation of the Chevedden Proposal is inappropriate and contrary to the best interests of our stockholders. As discussed in Proposal No. 4 of this Proxy Statement, the Board believes that eliminating the current one year holding period requirement for stockholders to call a special meeting is a superior means of promoting meaningful stockholder engagement. Unlike the Chevedden Proposal, approving Proposal No. 4 would enhance stockholders’ ability to participate in corporate decision-making without enabling potentially self-interested stockholders to propose and approve corporate actions without notice to the Company or the other stockholders.

To mitigate the risk of exclusion, the Company’s organizational documents currently prohibit stockholder action by written consent, and instead afford stockholders the ability to deliberate and vote on proposed corporate actions at stockholder meetings. Unlike proposals to act by written consent, stockholders are given advance notice of stockholder meetings and are afforded the opportunity to review, consider and voice opinions on the proposals before voting their shares. Stockholder meetings also benefit stockholders by providing an opportunity for stockholders to review the Board’s recommendations with respect to proposed actions. Furthermore, the prohibition on written consent is intended to persuade a party making an unsolicited bid for the Company to negotiate with the Board to reach terms that are fair and in the best interests of all stockholders and afford the Board the opportunity to evaluate the proposed actions and to seek higher return alternatives. Accordingly, the Board believes that the Chevedden Proposal is contrary to the best interests of the Company’s stockholders and that the most appropriate forum to ensure democratic protection is a duly called stockholder meeting.

To promote our stockholders’ ability to participate in corporate decision-making and to supplement the opportunity to do so at annual stockholder meetings, in 2013 our Board and stockholders amended our organizational documents to give the ability to call a special meeting of stockholders to stockholders who hold, continuously for at least one year, at least 25 percent of the outstanding common stock of the Company, in the aggregate. This year, as set forth in Proposal No. 4, the Board has recommended that the one year holding requirement be eliminated, so as to minimize restrictions on our stockholders’ right to call a special meeting and enhance their ability to influence corporate matters. Similar to the ability to act by written consent, the power to call a special meeting enables stockholders to act outside of annual meetings. However, unlike the Chevedden Proposal, this special meeting provision does not sacrifice the Company’s previously implemented procedural protections designed to ensure that all stockholders have the opportunity to deliberate, discuss and vote on proposed corporate actions.

The Company’s organizational documents are judiciously drafted and amended as needed to maximize our Board’s responsiveness to stockholder concerns. Our organizational documents, as revised in recent years and as recommended to be revised in Proposal No. 4, reflect our commitment to exceptional corporate governance and maximizing long-term value to stockholders. Implementation of the Chevedden Proposal would hamper these efforts and related stockholder protections. Our governance practices and continued commitment to extraordinary corporate governance are highlighted by:

*
Proposal No. 4 - This year, the Board has proactively recommended that the Company’s current Certificate of Incorporation and Amended and Restated By-laws be amended to eliminate the one year holding period requirement for stockholders to call a special meeting. If approved, this amendment would allow stockholders holding at least 25 percent of the outstanding common stock of the Company to call a special meeting, without regard to the length of time they have held such stock.

*	Elimination of supermajority voting - In 2013, the Board and stockholders amended the Company’s Certificate of Incorporation and By-laws to eliminate supermajority voting requirements.

*
Stockholders’ right to call a special meeting - In 2013, the Board also recommended and the stockholders approved amendments to the Company’s Certificate of Incorporation and By-laws to give stockholders holding at least 25 percent of the outstanding common stock of the Company the ability to call a special meeting. The 2013 amendment included an additional one year holding period requirement which, as discussed in Proposal No. 4, the Board recommends eliminating in order to enhance stockholders’ ability to call special meetings.

*
Independent Board - Our Board is primarily comprised of independent directors, a majority of whom are considered independent pursuant to the listing standards of the New York Stock Exchange. Similarly, each director on the Company’s Audit Committee is considered independent pursuant to the “bright line independence” criteria set forth in such listing standards.

*	Declassified Board - The Company’s board is not classified and its directors are instead elected annually.

*
Majority Voting for Election of Directors - Upon the recommendation of the Company’s Nominating and Corporate Governance Committee, the Company previously proactively amended its organizational documents and implemented a majority vote standard for the election of directors in uncontested elections.

*
Pay-for-Performance Compensation Philosophy - The Company’s executive compensation structure follows the pay-for-performance philosophy. Under this approach, the Company is able to maximize stockholder value by attracting and retaining highly experienced and successful executives. Additionally, because compensation is linked to Company performance, the equity compensation delivered to our executives is decreased in the event stockholder value declines. Our stockholders have expressed overwhelming support of our executive compensation programs, and the Compensation Committee of the Board continues to consider the opinions of our stockholders as it evaluates and adapts the Company’s compensation structure to reflect best practices.

Given the Company’s demonstrated, continuing commitment to maximizing long-term value and protecting stockholders’ interests as a whole, for the reasons set forth above, the Board believes that implementing the Chevedden Proposal is inappropriate and against the best interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE AGAINST PROPOSAL NO. 5

OTHER MATTERS

A copy of our 2015 annual report to stockholders is being sent to each stockholder of record together with this Proxy Statement.  The annual report is not part of our proxy soliciting material, but it can be accessed at www.AdvanceAutoParts.com under the Investor Relations section.

By order of the Board of Directors,
Tammy Moss Finley
Executive Vice President, Human Resources, General Counsel and Corporate Secretary

Roanoke, Virginia
April 7, 2016

Advance Auto Parts

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ADVANCE AUTO PARTS, INC.

The Board of Directors recommends that you vote "FOR" all Nominees listed in Proposal 1.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) John F. Bergstrom	06) Adriana Karaboutis
02) John C. Brouillard	07) Eugene I. Lee, Jr.
03) Brad W. Buss	08) William S. Oglesby
04) Fiona P. Dias	09) Reuben E. Slone
05) John F. Ferraro	10) Jeffrey C. Smith

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends that you vote "FOR" Proposals 2, 3 and 4.

	For	Against	Abstain
2. Approve, by advisory vote, the compensation of our named executive officers.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for 2016.	☐	☐	☐
4. Approve proposal to amend the Company's certificate of incorporation to eliminate the one year holding period requirement for stockholders to call a special meeting.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

The Board of Directors recommends that you vote "AGAINST" Proposal 5.

	For	Against	Abstain
5. Advisory vote on Stockholder Proposal on the ability of Stockholders to act by written consent if presented at the annual meeting.	☐	☐	☐

Transact other business that may properly come before the meeting or any meetings held upon any adjournment of the meeting.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are, by the filing of this proxy, expressly revoked.

Our Annual Report to Stockholders and Proxy Statement for the 2016 Annual Meeting can be viewed on the Internet at http://www.AdvanceAutoParts.com.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E06263-P76276

- PROXY - Advance Auto Parts **- PROXY -**

This proxy is solicited by the Board of Directors of Advance Auto Parts, Inc.

The undersigned stockholder(s) hereby appoint(s) Tammy M. Finley and Michael A. Norona, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ADVANCE AUTO PARTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., EDT on Wednesday, May 18, 2016, at Advance Auto Parts Store Support Center, University Building, 4709 Hargrove Rd., Raleigh, NC 27616, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies named herein on any other matters as may properly come before the meeting or any postponement thereof. Receipt of Notice of the Annual Meeting and Proxy Statement for the 2016 Annual Meeting is hereby acknowledged.

Address Changes/Comments: ____

____

(If any Address Changes/Comments have been noted above, please mark corresponding box on the reverse side.)

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage pre-paid envelope.